(GRAPHIC OMITTED)                           DECLARATIONS

CHUBB GROUP OF INSURANCE COMPANIES          FINANCIAL INSTITUTION INVESTMENT

15 MOUNTAIN VIEW ROAD,                      COMPANY ASSET PROTECTION BOND

WARREN, NEW JERSEY  07059



NAME OF ASSURED (including its SUBSIDIARIES):Bond Number: 81948005

FEDERATED INVESTORS, INC.
                                              FEDERAL INSURANCE COMPANY
                                              Incorporated under the laws of
                                              Indiana a stock insurance company
                                              herein called the
Company
1001 Liberty Avenue
Pittsburgh, PA 15222                          Capital Center, 251 North
                                              Illinois, Suite 1100
                                              Indianapolis, IN 46204-1927


ITEM 1.   BOND PERIOD: from      12:01 a.m. on    October 1, 2005

          to                     12:01 a.m. on    October 1, 2006



ITEM 2.    LIMITS OF LIABILITY--DEDUCTIBLE AMOUNTS:

         If "Not Covered" is inserted below opposite any specified INSURING CLAUSE, such INSURING CLAUSE and any other reference shall be deemed to be deleted. THERE SHALL BE NO DEDUCTIBLE APPLICABLE TO ANY LOSS UNDER INSURING CLAUSE 1. SUSTAINED BY ANY INVESTMENT COMPANY.

         INSURING CLAUSE             LIMIT OF LIABILITYDEDUCTIBLE
         AMOUNT

         1.  Employee                          $15,000,000           $0
         2.  On Premises                       $15,000,000           $250,000
         3.  In Transit                        $15,000,000           $250,000
         4.  Forgery or Alteration             $15,000,000           $250,000
         5.  Extended Forgery                  $15,000,000           $250,000
         6.  Counterfeit Money                 $15,000,000           $250,000
         7.  Threats to Person                 $15,000,000           $250,000
         8.  Computer System                   $15,000,000           $250,000
         9.  Voice Initiated Funds
             Transfer Instruction               $1,000,000           $250,000
         10  Uncollectible Items
             of Deposit                         $1,000,000           $250,000
         11. Audit Expense                        $250,000           $100,000

ITEM 3. THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY HEREWITH:

            1 - 6.

IN WITNESS WHEREOF, THE COMPANY has caused this bond to be signed by its authorized officers, but it shall not be valid unless also signed by an authorized representative of the Company.

/S/ Authorized Signature                     /S/ Authorized Signature
           Secretary                                President

Countersigned by
                                             /S/ Authorized Signature
                                             Authorized Representative


































ICAP Bond (5-98) - Federal
Form 17-02-1421 (Ed. 5-98)

(GRAPHICS OMITTED THROUGHOUT DOCUMENT WHERE THEY APPEAR IN ORIGINAL DOCUMENT)

                         The Company, in consideration of payment of the required premium, and in reliance on the APPLICATION and all other statements made and information furnished to the COMPANY by the ASSURED, and all subject DECLARATIONS made a part of this Bond and to all other terms and conditions of this Bond, agrees to pay the ASSURED for:



INSURING CLAUSES



Employee           1.    Loss resulting directly from LARCENY OR EMBEZZLEMENT
                         committed by any Employee, alone or in collusion with others.

On Premises        2.    Loss of PROPERTY resulting directly from robbery,
                         burglary, false pretenses, common law or statutory larceny, misplacement, mysterious unexplainable disappearance, damage, destruction or removal, from the possession, custody or control of the ASSURED, while such PROPERTY is lodged or deposited at premises located anywhere.

In Transit        3.     Loss of PROPERTY resulting directly from common law or
                         statutory larceny, misplacement, mysterious unexplainable disappearance, damage or destruction, while the PROPERTY is in transit anywhere:

     a. in an armored motor vehicle, including loading and unloading thereof,

     b. in the custody of a natural person acting as a messenger of the ASSURED, or

     c. in the custody of a Transportation Company and being transported in a conveyance other than an armored motor vehicle provided, however, that covered Property transported in such manner is limited to the following:

       (1)  written records,

       (2) securities issued in registered form, which are not endorsed or are restrictively endorsed, or

       (3) negotiable instruments not payable to bearer, which are not endorsed or are restrictively endorsed.

     Coverage under this INSURING CLAUSE begins immediately on the receipt of such PROPERTY by the natural person or TRANSPORTATION COMPANY and ends immediately on delivery to the premises of the addressee or to any representative of the addressee located anywhere.









ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98

Insuring Clauses

(continued)

Forgery Or Alteration
               4.  Loss resulting directly from:

               a. FORGERY on, or fraudulent material alteration of, any bills of exchange, checks, drafts, acceptances, certificates of deposits, promissory notes, due bills, money orders, orders upon public treasuries, letters of credit, other written promises, orders or directions to pay sums certain in money, or receipts for the withdrawal of Property, or

               b. transferring, paying or delivering any funds or other PROPERTY, or establishing any credit or giving any value in reliance on any written instructions, advices or applications directed to the ASSURED authorizing or acknowledging the transfer, payment, delivery or receipt of funds or other PROPERTY, which instructions, advices or applications fraudulently purport to bear the handwritten signature of any customer of the ASSURED, or shareholder or subscriber to shares of an INVESTMENT COMPANY, or of any financial institution or EMPLOYEE but which instructions, advices or applications either bear a FORGERY or have been fraudulently materially altered without the knowledge and consent of such customer, shareholder, subscriber, financial institution or EMPLOYEE;

               excluding, however, under this INSURING CLAUSE any loss covered under INSURING CLAUSE 5. of this Bond, whether or not coverage for INSURING CLAUSE 5. is provided for in the DECLARATIONS of this Bond.

               For  the  purpose  of  this  INSURING   CLAUSE,   a  mechanically
               reproduced   facsimile   signature  is  treated  the  same  as  a
               handwritten signature.

Extended Forgery
               5. Loss resulting directly from the ASSURED having, in good faith, and in the ordinary course of business, for its own account or the account of others in any capacity:

               a. acquired, accepted or received, accepted or received, sold or delivered, or given value, extended credit or assumed liability, in reliance on any original Securities, documents or other written instruments which prove to:

                    (1)  bear a FORGERY or a fraudulently  material  alteration,

                    (2)  have been lost or stolen, or

                    (3)  be   COUNTERFEIT,   or

               b. guaranteed in writing or witnessed any signatures on any transfer, assignment, bill of sale, power of attorney, guarantee, endorsement or other obligation upon or in connection with any SECURITIES, DOCUMENTS OR OTHER WRITTEN INSTRUMENTS.

     Actual physical possession, and continued actual physical possession if taken as collateral, of such SECURITIES, DOCUMENTS OR OTHER WRITTEN INSTRUMENTS by an EMPLOYEE, CUSTODIAN, or a Federal or State chartered deposit institution of the ASSURED is a condition precedent to the ASSURED having relied on such items. Release or return of such collateral is an acknowledgment by the ASSURED that it no longer relies on such collateral.

ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)
Insuring Clauses
Extended Forgery
(continued)


For the purpose of this INSURING CLAUSE, a mechanically reproduced facsimile signature is treated the same as a handwritten signature.

Counterfeit Money

               6. Loss resulting directly from the receipt by the ASSURED in good faith of any COUNTERFEIT money.

Threats To Person

               7. Loss resulting directly from surrender of PROPERTY away from an office of the ASSURED as a result of a threat communicated to the ASSURED to do bodily harm to an EMPLOYEE as defined in Section 1.e. (1), (2) and (5), a RELATIVE or invitee of such EMPLOYEE, or a resident of the household of such Employee, who is, or allegedly is, being held captive provided, however, that prior to the surrender of such
                    PROPERTY:

                    a. the EMPLOYEE who receives the threat has made a reasonable effort to notify an officer of the ASSURED who is not involved in such threat, and

                    b.   the ASSURED has made a reasonable  effort to notify the
                         Federal   Bureau   of   Investigation   and  local  law
                         enforcement authorities concerning such threat.

                    It is agreed that for purposes of this INSURING CLAUSE, any EMPLOYEE of the ASSURED, as set forth in the preceding paragraph, shall be deemed to be an ASSURED hereunder, but only with respect to the surrender of money, securities and other tangible personal property in which such Employee has a legal or equitable interest.

Computer System

                    8.   Loss resulting directly from fraudulent:

                         a.    entries of data into, or

                         b.    changes of data elements or programs within,

                    a COMPUTER SYSTEM, provided the fraudulent entry or change causes:

                    (1) funds or other property to be transferred, paid or delivered,

                    (2) an account of the ASSURED or of its customer to be added, deleted, debited or credited, or

                    (3) an unauthorized account or a fictitious account to be debited or credited.





ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)




Insuring Clauses
(continued)

Voice Initiated Funds
Transfer Instruction

                    9. Loss resulting directly from VOICE INITIATED FUNDS TRANSFER INSTRUCTION directed to the ASSURED authorizing the transfer of dividends or redemption proceeds of INVESTMENT COMPANY shares from a CUSTOMER'S account, provided such VOICE INITIATED FUNDS TRANSFER INSTRUCTION was:

                    a. received at the ASSURED'S offices by those EMPLOYEES of the ASSURED specifically authorized to receive the VOICE INITIATED FUNDS TRANSFER INSTRUCTION,

                    b.   made by a person purporting to be a CUSTOMER, and

                    c. made by said person for the purpose of causing the ASSURED or CUSTOMER to sustain a loss or making an improper personal financial gain for such person or any other person.

                    In order for coverage to apply under this INSURING CLAUSE, all VOICE INITIATED FUNDS TRANSFER INSTRUCTIONs must be received and processed in accordance with the Designated Procedures outlined in the APPLICATION furnished to the COMPANY.

Uncollectible Items of Deposit

                    10.Loss resulting  directly from the ASSURED having credited an account of a customer, shareholder or subscriber on the faith of any ITEMS OF DEPOSIT which prove to be uncollectible, provided that the crediting of such account causes:

                               a.    redemptions or withdrawals to be permitted,

                               b.    shares to be issued, or

                               c.    dividends to be paid,

                               from an account of an INVESTMENT COMPANY.

                    In order for coverage to apply under this INSURING CLAUSE, the ASSURED must hold ITEMS OF DEPOSIT for the minimum number of days stated in the APPLICATION before permitting any redemptions or withdrawals, issuing any shares or paying any dividends with respect to such ITEMS OF DEPOSIT.

                    ITEMS OF DEPOSIT shall not be deemed uncollectible until the ASSURED'S standard collection procedures have failed.

Audit Expense

                    11. Expense incurred by the ASSURED for that part of the cost of audits or examinations required by any governmental regulatory authority or self-regulatory organization to be conducted by such authority, organization or their appointee by reason of the discovery of loss sustained by the ASSURED and covered by this Bond.



ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)
GENERAL AGREEMENTS



Additional Companies
Included As Assured

                    A. If more than one corporation, or INVESTMENT COMPANY, or any combination of them is included as the ASSURED herein:

                    (1) The total liability of the COMPANY under this Bond for loss or losses sustained by any one or more or all of them shall not exceed the limit for which the COMPANY would be liable under this Bond if all such loss were sustained by any one of them.

                    (2) Only the first named ASSURED shall be deemed to be the sole agent of the others for all purposes under this Bond, including but not limited to the giving or receiving of any notice or proof required to be given and for the purpose of effecting or accepting any amendments to or termination of this Bond. The COMPANY shall furnish each INVESTMENT COMPANY with a copy of the Bond and with any amendment thereto, together with a copy of each formal filing of claim by any other named ASSURED and notification of the terms of the settlement of each such claim prior to the execution of such settlement.

                    (3) The COMPANY shall not be responsible for the proper application of any payment made hereunder to the first named ASSURED.

                    (4) Knowledge possessed or discovery made by any partner, director, trustee, officer or supervisory employee of any ASSURED shall constitute knowledge or discovery by all the ASSUREDS for the purposes of this Bond.

                    (5) If the first named ASSURED ceases for any reason to be covered under this Bond, then the ASSURED next named on the APPLICATION shall thereafter be considered as the first named ASSURED for the purposes of this Bond.

Representations Made By
Assured

                    B. The ASSURED represents that all information it has furnished in the APPLICATION for this Bond or otherwise is complete, true and correct. Such APPLICATION and other information constitute part of this Bond.

                    The ASSURED must promptly notify the COMPANY of any change in any fact or circumstance which materially affects the risk assumed by the COMPANY under this Bond.

                    Any intentional misrepresentation, omission, concealment or incorrect statement of a material fact, in the APPLICATION or otherwise, shall be grounds for recision of this Bond.







ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)


General Agreements
(continued)
Additional Offices Or
 Employees - Consolidation,
Merger Or Purchase Or
Acquisition Of Assets Or
Liabilities - Notice To
 Company

                    C. If the ASSURED, other than an INVESTMENT COMPANY, while this Bond is in force, merges or consolidates with, or purchases or acquires assets or liabilities of another institution, the ASSURED shall not have the coverage afforded under this Bond for loss which has:

                         (1)   occurred or will occur on premises, or

                         (2)   been caused or will be caused by an employee, or

                         (3) arisen or will arise out of the assets or liabilities, of such institution, unless the
                               ASSURED:

               a. gives the COMPANY written notice of the proposed consolidation, merger or purchase or acquisition of assets or liabilities prior to the proposed effective date of such action, and

               b. obtains the written consent of the COMPANY to extend some or all of the coverage provided by this Bond to such additional exposure, and

               c. on obtaining such consent, pays to the COMPANY an additional premium.

Change of Control-
Notice to Company

               D When the ASSURED learns of a change in control (other than in an INVESTMENT COMPANY), as set forth in Section 2(a) (9) of the Investment Company Act of 1940, the ASSURED shall within sixty (60) days give written notice to the COMPANY setting forth:

               (1) the names of the transferors and transferees (or the names of the beneficial owners if the voting securities are registered in another name),

               (2)  the  total  number  of  voting   securities   owned  by  the
                    transferors and the transferees (or the beneficial owners), both immediately before and after the transfer, and

               (3)  the total number of outstanding voting  securities.

                    Failure  to  give  the  required   notice  shall  result  in
                    termination of coverage for any loss involving a transferee, to be effective on the date of such change in control.

Court Costs
and Attorneys' Fees

               E. The COMPANY will indemnify the ASSURED for court costs and reasonable attorneys' fees incurred and paid by the ASSURED in defense, whether or not successful, whether or not fully litigated on the merits and whether or not settled, of any claim, suit or legal proceeding with respect to which the ASSURED would be entitled to recovery under this Bond. However, with respect to INSURING CLAUSE 1., this Section shall only apply in the event that:

               (1)  an   EMPLOYEE   admits  to  being   guilty  of   LARCENY  OR
                    EMBEZZLEMENT,

               (2) an EMPLOYEE is adjudicated to be guilty of LARCENY OR EMBEZZLEMENT, or

ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)


General Agreements
Court Costs and Attorneys' Fees
(continued)

               (3) in the absence of 1 or 2 above, an arbitration panel agrees, after a review of an agreed statement of facts between the COMPANY and the ASSURED, that an EMPLOYEE would be found guilty of LARCENY OR EMBEZZLEMENT if such EMPLOYEE were prosecuted.

                    The ASSURED shall promptly give notice to the COMPANY of any such suit or legal proceeding and at the request of the COMPANY shall furnish copies of all pleadings and pertinent papers to the COMPANY. The COMPANY may, at its sole option, elect to conduct the defense of all or part of such legal proceeding. The defense by the COMPANY shall be in the name of the ASSURED through attorneys selected by the COMPANY. The ASSURED shall provide all reasonable information and assistance as required by the COMPANY for such defense.

                    If the COMPANY declines to defend the ASSURED, no settlement without the prior written consent of the COMPANY nor judgment against the ASSURED shall determine the existence, extent or amount of coverage under this Bond.

                    If the amount demanded in any such suit or legal proceeding is within the DEDUCTIBLE AMOUNT, if any, the COMPANY shall have no liability for court costs and attorney's fees incurred in defending all or part of such suit or legal proceeding.

                    If the amount demanded in any such suit or legal proceeding is in excess of the LIMIT OF LIABILITY stated in ITEM 2. of the DECLARATIONS for the applicable INSURING CLAUSE, the COMPANY'S liability for court costs and attorney's fees incurred in defending all or part of such suit or legal proceedings is limited to the proportion of such court costs and attorney's fees incurred that the LIMIT OF LIABILITY stated in ITEM 2. of the DECLARATIONS for the applicable INSURING CLAUSE bears to the total of the amount demanded in such suit or legal proceeding.

                    If the amount demanded is any such suit or legal proceeding is in excess of the DEDUCTIBLE AMOUNT, if any, but within the LIMIT OF LIABILITY stated in ITEM 2. of the DECLARATIONS for the applicable INSURING CLAUSE, the COMPANY'S liability for court costs and attorney's fees incurred in defending all or part of such suit or legal proceedings shall be limited to the proportion of such court costs or attorney's fees that the amount demanded that would be payable under this Bond after application of the DEDUCTIBLE AMOUNT, bears to the total amount demanded.

                    Amounts paid by the COMPANY for court costs and attorneys' fees shall be in addition to the LIMIT OF LIABILITY stated in ITEM 2. of the DECLARATIONS.

ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)




CONDITIONS AND LIMITATIONS

Definitions

               1.   As used in this Bond:

               a. COMPUTER SYSTEM means a computer and all input, output, processing, storage, off-line media libraries, and communication facilities which are connected to the computer and which are under the control and supervision of the operating system(s) or application(s) software used by the ASSURED.

               b. COUNTERFEIT means an imitation of an actual valid original which is intended to deceive and be taken as the original.

               c. CUSTODIAN means the institution designated by an INVESTMENT COMPANY to maintain possession and control of its assets.

               d. CUSTOMER means an individual, corporate, partnership, trust customer, shareholder or subscriber of an INVESTMENT COMPANY which has a written agreement with the ASSURED for VOICE INITIATED FUNDS TRANSFER INSTRUCTION.

               e.   EMPLOYEE means:

               (1)  an officer of the ASSURED,

               (2) a natural person while in the regular service of the ASSURED at any of the ASSURED'S premises and compensated directly by the ASSURED through its payroll system and subject to the United States Internal Revenue Service Form W-2 or equivalent income reporting plans of other countries, and whom the ASSURED has the right to control and direct both as to the result to be accomplished and details and means by which such result is accomplished in the performance of such service,

               (3) a guest student pursuing studies or performing duties in any of the ASSURED'S premises,

               (4) an attorney retained by the ASSURED and an employee of such attorney while either is performing legal services for the ASSURED,

               (5) a natural person provided by an employment contractor to perform employee duties for the ASSURED under the ASSURED'S supervision at any of the ASSURED'S premises,

               (6) an employee of an institution merged or consolidated with the ASSURED prior to the effective date of this Bond,

               (7) a director or trustee of the ASSURED, but only while performing acts within the scope of the customary and usual duties of any officer or other employee of the ASSURED or while acting as a member of any committee duly elected or appointed to examine or audit or have custody of or access to PROPERTY of the ASSURED, or



ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)




CONDITIONS AND LIMITATIONS
Definitions
(continued)

               (8) each natural person, partnership or corporation authorized by written agreement with the ASSURED to perform services as electronic data processor of checks or other accounting records related to such checks but only while such person, partnership or corporation is actually performing such services and not:

               a. creating, preparing, modifying or maintaining the ASSURED'S computer software or programs, or

               b. acting as transfer agent or in any other agency capacity in issuing checks, drafts or securities for the ASSURED,

               (9) any partner, officer or employee of an investment advisor, an underwriter (distributor), a transfer agent or shareholder accounting recordkeeper, or an administrator, for an INVESTMENT COMPANY while performing acts coming within the scope of the customary and usual duties of an officer or employee of an INVESTMENT COMPANY or acting as a member of any committee duly elected or appointed to examine, audit or have custody of or access to PROPERTY of an INVESTMENT COMPANY.

                    The term EMPLOYEE shall not include any partner,  officer or
                    employee  of  a  transfer  agent,   shareholder   accounting
                    recordkeeper or administrator:

               a. which is not an "affiliated person" (as defined in Section 2(a) of the Investment Company Act of 1940) of an INVESTMENT COMPANY or of the investment advisor or underwriter (distributor) of such INVESTMENT COMPANY, or

               b. which is a "bank" (as defined in Section 2(a) of the Investment Company Act of 1940).

                    This Bond does not afford coverage in favor of the employers of persons as set forth in e. (4), (5) and (8) above, and upon payment to the ASSURED by the COMPANY resulting directly from Larceny or EMBEZZLEMENT committed by any of the partners, officers or employees of such employers, whether acting alone or in collusion with others, an assignment of such of the ASSURED'S rights and causes of action as it may have against such employers by reason of such acts so committed shall, to the extent of such payment, be given by the ASSURED to the COMPANY, and the ASSURED shall execute all papers necessary to secure to the COMPANY the rights provided for herein.

                    Each employer of persons as set forth in e.(4), (5) and (8) above and the partners, officers and other employees of such employers shall collectively be deemed to be one person for all the purposes of this Bond; excepting, however, the fifth paragraph of Section 13.

                    Independent contractors not specified in e.(4), (5) or (8) above, intermediaries, agents, brokers or other representatives of the same general character shall not be considered EMPLOYEES.

ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)


CONDITIONS AND LIMITATIONS
Definitions
(continued)

               f. FORGERY means the signing of the name of another natural person with the intent to deceive but does not mean a signature which consists in whole or in part of one's own name, with or without authority, in any capacity for any purpose.

               g. INVESTMENT COMPANY means any investment company registered under the Investment Company Act of 1940 and listed under the NAME OF ASSURED on the DECLARATIONS.

               h. ITEMS OF DEPOSIT means one or more checks or drafts drawn upon a financial institution in the United States of America.

               i. LARCENY OR EMBEZZLEMENT means larceny or embezzlement as defined in Section 37 of the Investment Company Act of 1940.


               j. PROPERTY means money, revenue and other stamps; securities; including any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of deposit, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any interest or instruments commonly known as a security under the Investment Company Act of 1940, any other certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing; bills of exchange; acceptances; checks; withdrawal orders; money orders; travelers' letters of credit; bills of lading; abstracts of title; insurance policies, deeds, mortgages on real estate and/or upon chattels and interests therein; assignments of such policies, deeds or mortgages; other valuable papers, including books of accounts and other records used by the ASSURED in the conduct of its business (but excluding all electronic data processing records); and, all other instruments similar to or in the nature of the foregoing in which the ASSURED acquired an interest at the time of the ASSURED'S consolidation or merger with, or purchase of the principal assets of, a predecessor or which are held by the ASSURED for any purpose or in any capacity and whether so held gratuitously or not and whether or not the ASSURED is liable therefor.

               k. RELATIVE means the spouse of an EMPLOYEE or partner of the ASSURED and any unmarried child supported wholly by, or living in the home of, such Employee or partner and being related to them by blood, marriage or legal guardianship.

               l. SECURITIES, DOCUMENTS OR OTHER WRITTEN INSTRUMENTS means original (including original counterparts) negotiable or non- negotiable instruments, or assignments thereof, which in and of themselves represent an equitable interest, ownership, or debt and which are in the ordinary course of business transferable by delivery of such instruments with any necessary endorsements or assignments. ICAP Bond (5-98) Form 17-02-1421 (Ed. 5-98)

CONDITIONS AND LIMITATIONS
Definitions
(continued)

               m. SUBSIDIARY means any organization that, at the inception date of this Bond, is named in the APPLICATION or is created during the BOND PERIOD and of which more than fifty percent (50%) of the outstanding securities or voting rights representing the present right to vote for election of directors is owned or controlled by the ASSURED either directly or through one or more of its subsidiaries.

               n. TRANSPORTATION COMPANY means any organization which provides its own or its leased vehicles for transportation or which provides freight forwarding or air express services.

               o. VOICE INITIATED ELECTION means any election concerning dividend options available to INVESTMENT COMPANY shareholders or subscribers which is requested by voice over the telephone.

               p. VOICE INITIATED REDEMPTION means any redemption of shares issued by an INVESTMENT COMPANY which is requested by voice over the telephone.

               q. VOICE INITIATED FUNDS TRANSFER INSTRUCTION means any VOICE INITIATED REDEMPTION or VOICE INITIATED ELECTION.

                    For the purposes of these definitions, the singular includes the plural and the plural includes the singular, unless otherwise indicated.

General Exclusions -
Applicable to All Insuring
Clauses

               2.   This bond does not directly or indirectly cover:

               a.   loss not  reported  to the COMPANY in writing  within  sixty
                    (60) days after termination of this Bond as an entirety;

               b. loss due to riot or civil commotion outside the United States of America and Canada, or any loss due to military, naval or usurped power, war or insurrection. This Section 2.b., however, shall not apply to loss which occurs in transit in the circumstances recited in INSURING CLAUSE 3., provided that when such transit was initiated there was no knowledge on the part of any person acting for the ASSURED of such riot, civil commotion, military, naval or usurped power, war or insurrection;

               c. loss resulting from the effects of nuclear fission or fusion or radioactivity;

               d. loss of potential income including, but not limited to, interest and dividends not realized by the ASSURED or by any customer of the ASSURED;

               e. damages of any type for which the ASSURED is legally liable, except compensatory damages, but not multiples thereof, arising from a loss covered under this Bond;

               f. costs, fees and expenses incurred by the ASSURED in establishing the existence of or amount of loss under this Bond, except to the extent covered under INSURING CLAUSE 11.;

               g. loss resulting from indirect or consequential loss of any nature;




ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)


CONDITIONS AND LIMITATIONS
General Exclusions -
Applicable to All Insuring
Clauses
(continued)

               h. loss resulting from dishonest acts by any member of the Board of Directors or Board of Trustees of the ASSURED who is not an Employee, acting alone or in collusion with others;

               i. loss, or that part of any loss, resulting solely from any violation by the ASSURED or by any Employee:

                    (1)  of any law regulating:

                    a.   the issuance, purchase or sale of securities,

                    b.   securities   transactions   on  security  or  commodity
                         exchanges or the over the counter market,

                    c.   investment companies,

                    d.   investment advisors, or

                    (2) of any rule or regulation made pursuant to any such law; or

               j.   loss of confidential information, material or data;

               k. loss resulting from voice requests or instructions received over the telephone, provided however, this Section 2.k. shall not apply to INSURING CLAUSE 7. or 9.

NANCY

Specific Exclusions -
Applicable To All Insuring
Clauses Except Insuring
Clause 1.

               3.     This Bond does not directly or indirectly cover:

               a. loss caused by an Employee, provided, however, this Section 3.a. shall not apply to loss covered under INSURING CLAUSE
                    2. or 3. which results directly from misplacement, mysterious unexplainable disappearance, or damage or destruction of Property;

               b. loss through the surrender of property away from premises of the ASSURED as a result of a threat:

                    (1) to do bodily harm to any natural person, except loss of Property in transit in the custody of any person acting as messenger of the ASSURED, provided that when such transit was initiated there was no knowledge by the ASSURED of any such threat, and provided further that this Section 3.b. shall not apply to INSURING CLAUSE 7., or

                    (2) to do damage to the premises or Property of the ASSURED;

               c. loss resulting from payments made or withdrawals from any account involving erroneous credits to such account;

               d. loss involving Items of Deposit which are not finally paid for any reason provided however, that this Section 3.d. shall not apply to INSURING CLAUSE 10.;

               e.   loss of property while in the mail;

ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)


CONDITIONS AND LIMITATIONS
Specific Exclusions -
Applicable To All Insuring
Clauses Except Insuring
Clause 1.
(continued)

               f. loss resulting from the failure for any reason of a financial or depository institution, its receiver or other liquidator to pay or deliver funds or other PROPERTY to the ASSURED provided further that this Section 3.f. shall not apply to loss of PROPERTY resulting directly from robbery, burglary, misplacement, mysterious unexplainable disappearance, damage, destruction or removal from the possession, custody or control of the ASSURED.

               g. loss of PROPERTY while in the custody of a TRANSPORTATION COMPANY, provided however, that this Section 3. g. shall not apply to INSURING CLAUSE 3.;

               h. loss resulting from entries or changes made by a natural person with authorized access to a COMPUTER SYSTEM who acts in good faith on instructions, unless such instructions are given to that person by a software contractor or its partner, officer, or employee authorized by the ASSURED to design, develop, prepare, supply, service, write or implement programs for the ASSURED's COMPUTER SYSTEM; or

               i. loss resulting directly or indirectly from the input of data into a COMPUTER SYSTEM terminal, either on the premises of the customer of the ASSURED or under the control of such a customer, by a customer or other person who had authorized access to the customer's authentication mechanism.

Specific Exclusions -
Applicable To All Insuring
 Clauses Except Insuring
Clauses 1., 4., And 5.

               4.   THIS BOND DOES NOT DIRECTLY OR INDIRECTLY COVER:

               a. loss resulting from the complete or partial non- payment of or default on any loan whether such loan was procured in good faith or through trick, artifice, fraud or false pretenses; provided, however, this Section 4.a. shall not apply to INSURING CLAUSE 8.;

               b.   loss resulting from forgery or any alteration;

               c. loss involving a counterfeit provided, however, this Section 4.c. shall not apply to INSURING CLAUSE 5. or 6.

Limit Of Liability/Non-
Reduction And Non-
Accumulation Of Liability

               5. At all times prior to termination of this Bond, this Bond shall continue in force for the limit stated in the applicable sections of ITEM 2. of the DECLARATIONS, notwithstanding any previous loss for which the COMPANY may have paid or be liable to pay under this Bond provided, however, that the liability of the COMPANY under this Bond with respect to all loss resulting from:

               a. any one act of burglary, robbery or hold-up, or attempt thereat, in which no EMPLOYEE is concerned or implicated, or

               b.   any one  unintentional  or negligent  act on the part of any
                    one  person   resulting  in  damage  to  or  destruction  or
                    misplacement of PROPERTY, or

               c. all acts, other than those specified in a. above, of any one person, or

ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)


CONDITIONS AND LIMITATIONS
Limit Of Liability/Non-
Reduction And Non-
Accumulation Of Liability

               d. any one casualty or event other than those specified in a., b., or c. (continued) above,

               shall be deemed to be one loss and shall be limited to the applicable LIMIT OF LIABILITY stated in ITEM 2. of the DECLARATIONS of this Bond irrespective of the total amount of such loss or losses and shall not be cumulative in amounts from year to year or from period to period.

               All  acts, as specified in c. above, of any one person which

               i. directly or indirectly aid in any way wrongful acts of any other person or persons, or

               ii. permit the continuation of wrongful acts of any other person or persons whether such acts are committed with or without the knowledge of the wrongful acts of the person so aided, and whether such acts are committed with or without the intent to aid such other person, shall be deemed to be one loss with the wrongful acts of all persons so aided.


Discovery

               6. This Bond applies only to loss first discovered by an officer of the ASSURED during the BOND PERIOD. Discovery occurs at the earlier of an officer of the ASSURED being aware of:

               a. facts which may subsequently result in a loss of a type covered by this Bond, or

               b. an actual or potential claim in which it is alleged that the ASSURED is liable to a third party,

               regardless of when the act or acts causing or contributing to such loss occurred, even though the amount of loss does not exceed the applicable DEDUCTIBLE AMOUNT, or the exact amount or details of loss may not then be known.

Notice To Company -
 Proof - Legal Proceedings
Against Company

               7. a. The ASSURED shall give the COMPANY notice thereof at the earliest practicable moment, not to exceed sixty (60) days after discovery of loss, in an amount that is in excess of 50% of the applicable DEDUCTIBLE AMOUNT, as stated in ITEM
                    2. of the DECLARATIONS.

               b. The ASSURED shall furnish to the COMPANY proof of loss, duly sworn to, with full particulars within six (6) months after such discovery.

               c. Securities listed in a proof of loss shall be identified by certificate or bond numbers, if issued with them.

               d. Legal proceedings for the recovery of any loss under this Bond shall not be brought prior to the expiration of sixty
                    (60) days after the proof of loss is filed with the COMPANY or after the expiration of twenty- four (24) months from the discovery of such loss.

               e. This Bond affords coverage only in favor of the ASSURED. No claim, suit, action or legal proceedings shall be brought under this Bond by anyone other than the ASSURED.

ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)


CONDITIONS AND LIMITATIONS
Notice To Company -
 Proof - Legal Proceedings
Against Company
(continued)

               f.  Proof  of  loss  involving  Voice  Initiated  Funds  Transfer
               Instruction   shall   include   electronic   recordings  of  such
               instructions.

Deductible Amount

               8. The COMPANY shall not be liable under any INSURING CLAUSES of this Bond on account of loss unless the amount of such loss, after deducting the net amount of all reimbursement and/or recovery obtained or made by the ASSURED, other than from any Bond or policy of insurance issued by an insurance company and covering such loss, or by the COMPANY on account thereof prior to payment by the COMPANY of such loss, shall exceed the DEDUCTIBLE AMOUNT set forth in ITEM 3. of the DECLARATIONS, and then for such excess only, but in no event for more than the applicable LIMITS OF LIABILITY stated in
                    ITEM 2. of the DECLARATIONS.

                    There shall be no deductible applicable to any loss under INSURING CLAUSE 1. sustained by any INVESTMENT COMPANY.

Valuation

               9.   BOOKS OF ACCOUNT OR OTHER RECORDS

                    The value of any loss of PROPERTY consisting of books of account or other records used by the ASSURED in the conduct of its business shall be the amount paid by the ASSURED for blank books, blank pages, or other materials which replace the lost books of account or other records, plus the cost of labor paid by the ASSURED for the actual transcription or copying of data to reproduce such books of account or other records.

                    The value of any loss of PROPERTY other than books of account or other records used by the ASSURED in the conduct of its business, for which a claim is made shall be determined by the average market value of such PROPERTY on the business day immediately preceding discovery of such loss provided, however, that the value of any Property replaced by the ASSURED with the consent of the COMPANY and prior to the settlement of any claim for such PROPERTY shall be the actual market value at the time of replacement.

                    In the case of a loss of interim certificates, warrants, rights or other securities, the production of which is necessary to the exercise of subscription, conversion, redemption or deposit privileges, the value of them shall be the market value of such privileges immediately preceding their expiration if said loss is not discovered until after their expiration. If no market price is quoted for such PROPERTY or for such privileges, the value shall be fixed by agreement between the parties.

                    OTHER PROPERTY

                    The value of any loss of PROPERTY, other than as stated above, shall be the actual cash value or the cost of repairing or replacing such Property with Property of like quality and value, whichever is less.



ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)


CONDITIONS AND LIMITATIONS
(continued)

Securities Settlement

               10. In the event of a loss of securities covered under this Bond, the COMPANY may, at its sole discretion, purchase replacement securities, tender the value of the securities in money, or issue its indemnity to effect replacement securities.

                    The indemnity required from the ASSURED under the terms of this Section against all loss, cost or expense arising from the replacement of securities by the COMPANY'S indemnity shall be:

               a. for securities having a value less than or equal to the applicable DEDUCTIBLE AMOUNT - one hundred (100%) percent;

               b. for securities having a value in excess of the DEDUCTIBLE AMOUNT but within the applicable LIMIT OF LIABILITY - the percentage that the DEDUCTIBLE AMOUNT bears to the value of the securities;

               c. for securities having a value greater than the applicable LIMIT OF LIABILITY - the percentage that the DEDUCTIBLE AMOUNT and portion in excess of the applicable LIMIT OF LIABILITY bears to the value of the securities.

               The value referred to in Section 10.a., b., and c. is the value in accordance with Section 9, VALUATION, regardless of the value of such securities at the time the loss under the COMPANY'S indemnity is sustained.

               The COMPANY is not required to issue its indemnity for any portion of a loss of securities which is not covered by this Bond; however, the COMPANY may do so as a courtesy to the ASSURED and at its sole discretion.

               The ASSURED shall pay the proportion of the Company's premium charge for the Company's indemnity as set forth in Section 10.a., b., and c. No portion of the LIMIT OF LIABILITY shall be used as payment of premium for any indemnity purchased by the ASSURED to obtain replacement securities.

Subrogation - Assignment -
Recovery

               11. In the event of a payment under this Bond, the COMPANY shall be subrogated to all of the ASSURED'S rights of recovery against any person or entity to the extent of such payment. On request, the ASSURED shall deliver to the COMPANY an assignment of the ASSURED'S rights, title and interest and causes of action against any person or entity to the extent of such payment. Recoveries, whether effected by the COMPANY or by the ASSURED, shall be applied net of the expense of such recovery in the following order:

               a. first, to the satisfaction of the ASSURED'S loss which would otherwise have been paid but for the fact that it is in excess of the applicable LIMIT OF LIABILITY,

               b. second, to the COMPANY in satisfaction of amounts paid in settlement of the ASSURED'S claim,

               c. third, to the ASSURED in satisfaction of the applicable DEDUCTIBLE AMOUNT, and

ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)




CONDITIONS AND LIMITATIONS

Subrogation - Assignment -
Recovery
(continued)

               d. fourth, to the ASSURED in satisfaction of any loss suffered by the ASSURED which was not covered under this Bond. Recovery from reinsurance or indemnity of the COMPANY shall not be deemed a recovery under this section.

Cooperation of
Assured

               12. At the COMPANY'S request and at reasonable times and places designated by the COMPANY, the ASSURED shall:

               a. submit to examination by the COMPANY and subscribe to the same under oath,

               b. produce for the COMPANY'S examination all pertinent records, and

               c. cooperate with the COMPANY in all matters pertaining to the loss.

               The ASSURED shall execute all papers and render assistance to secure to the COMPANY the rights and causes of action provided for under this Bond. The ASSURED shall do nothing after loss to prejudice such rights or causes of action.

Termination

               13. If the Bond is for a sole ASSURED, it shall not be terminated unless written notice shall have been given by the acting party to the affected party and to the Securities and Exchange Commission, Washington, D.C., not less than sixty (60) days prior to the effective date of such termination.

                    If the Bond is for a joint ASSURED, it shall not be terminated unless written notice shall have been given by the acting party to the affected party, and by the COMPANY to all ASSURED Investment Companies and to the Securities and Exchange Commission, Washington, D.C., not less than sixty (60) days prior to the effective date of such termination.

                    This Bond will terminate as to any one ASSURED, other than an INVESTMENT COMPANY:

               a. immediately on the taking over of such ASSURED by a receiver or other liquidator or by State or Federal officials, or

               b. immediately on the filing of a petition under any State or Federal statute relative to bankruptcy or reorganization of the ASSURED, or assignment for the benefit of creditors of the ASSURED, or

               c. immediately upon such ASSURED ceasing to exist, whether through merger into another entity, disposition of all of its assets or otherwise.

               The COMPANY shall refund the unearned premium computed at short rates in accordance with the standard short rate cancellation tables if terminated by the ASSURED or pro rata if terminated for any other reason.



ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)


CONDITIONS AND LIMITATIONS

     Termination
     (continued)

               If any partner, director, trustee, or officer or supervisory employee of an ASSURED not acting in collusion with an Employee learns of any dishonest act committed by such Employee at any time, whether in the employment of the ASSURED or otherwise, whether or not such act is of the type covered under this Bond, and whether against the ASSURED or any other person or entity, the ASSURED:

               a. shall immediately remove such Employee from a position that would enable such Employee to cause the ASSURED to suffer a loss covered by this Bond; and

               b. within forty-eight (48) hours of learning that an Employee has committed any dishonest act, shall notify the COMPANY, of such action and provide full particulars of such dishonest act.

               The COMPANY may terminate coverage as respects any Employee sixty
               (60) days after written notice is received by each ASSURED Investment Company and the Securities and Exchange Commission, Washington, D.C. of its desire to terminate this Bond as to such Employee.

Other Insurance

               14. Coverage under this Bond shall apply only as excess over any valid and collectible insurance, indemnity or suretyship obtained by or on behalf of:

               a.   the ASSURED,

               b.   a TRANSPORTATION COMPANY, or

               c.   another  entity on whose premises the loss occurred or which
                    employed  the  person   causing  the  loss  or  engaged  the
                    messenger conveying the PROPERTY involved.

Conformity

               15. If any limitation within this Bond is prohibited by any law controlling this Bond's construction, such limitation shall be deemed to be amended so as to equal the minimum period of limitation provided by such law.

Change or Modification

               16. This Bond or any instrument amending or affecting this Bond may not be changed or modified orally. No change in or modification of this Bond shall be effective except when made by written endorsement to this Bond signed by an authorized representative of the COMPANY.

                    If this Bond is for a sole ASSURED, no change or modification which would adversely affect the rights of the ASSURED shall be effective prior to sixty (60) days after written notice has been furnished to the Securities and Exchange Commission, Washington, D.C., by the acting party.

                    If this Bond is for a joint ASSURED, no charge or modification which would adversely affect the rights of the ASSURED shall be effective prior to sixty (60) days after written notice has been furnished to all insured INVESTMENT COMPANIES and to the Securities and Exchange Commission, Washington, D.C., by the COMPANY.

ICAP Bond (5-98)
Form 17-02-1421 (Ed. 5-98)

                                              FEDERAL INSURANCE COMPANY

                                              Endorsement No.:      1

                                              Bond Number:          81948005



NAME OF ASSURED:  FEDERATED INVESTORS, INC.



                 DELETING VALUATION-OTHER PROPERTY ENDORSEMENT



It is agreed that this Bond is amended by deleting in its entirety the paragraph titled Other Property in Section 9., Valuation.









This Endorsement applies to loss discovered after 12:01 a.m. on October 1, 2005.



ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.







Date: October 21, 2005                          By /S/ Authorized Signature
                                                       Authorized Representative









ICAP Bond
Form 17-02-2437 (Rev. 1-01)

                                              FEDERAL INSURANCE COMPANY

                                              Endorsement No.:      2

                                              Bond Number:          81948005

NAME OF ASSURED:  FEDERATED INVESTORS, INC.



                          NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:



Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund



ICAP Bond
Form 17-02-0949 (Rev. 1-97)

Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust

Federated Government Income Securities, Inc.

Federated High Income Bond Fund, Inc.

Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II
Federated High Income Bond Fund 11


ICAP Bond
Form 17-02-0949 (Rev. 1-97)

Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Total Return Bond Fund II
Federated Capital Income Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund

Federated Municipal High Yield Advantage Fund, Inc.
Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund
Federated Premier Municipal Income Fund

Federated Short-Term Municipal Trust

Federated Stock and Bond Fund, Inc.

Federated Stock Trust

Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund

Federated Total Return Series, Inc.
Federated Mortgage Fund

ICAP Bond
Form 17-02-0949 (Rev. 1-97)

Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund
Federated U.S. Government Securities Fund: 1-3 Years
Federated U.S. Government Securities Fund: 2-5 Years
Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated European Equity Fund
Federated Global Equity Fund
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund
Federated Global Value Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust
Maryland Municipal Cash Trust
Massachusetts Municipal Cash Trust
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust

ICAP Bond
Form 17-02-0949 (Rev. 1-97)
Money Market Management, Inc.
Money Market Trust
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for Government Cash Reserves
Trust for Short-Term U.S. Government Securities
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust


This Endorsement applies to loss discovered after 12:01 a.m. on October 1, 2005.



ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.


Date: October 21, 2005                     By  /S/ Authorized Signature
                                                 Authorized Representative



ICAP Bond
Form 17-02-0949 (Rev. 1-97)

                                           FEDERAL INSURANCE COMPANY

                                           Endorsement No.:   3

                                           Bond Number:       81948005


NAME OF ASSURED: FEDERATED INVESTORS, INC.


                           NON-CUMULATIVE ENDORSEMENT

It is agreed that in the event of a loss covered under this Bond and also covered under FEDERAL INSURANCE COMPANY'S Bond No. 81948105 issued to FEDERATED INVESTORS, INC., the SINGLE LOSS LIMIT OF LIABILITY under this Bond shall be reduced by any payment under Bond No. 81948105 and only the remainder, if any, shall be applicable to such loss hereunder.

                                     Name and Address of Assured:

                                     FEDERATED INVESTORS, INC.
                                     1001 Liberty Avenue
                                     Pittsburgh, PA  15222

                                     /S/ John A. Barrett
                                     Signature of Assured's Representative

                                     INSURANCE RISK MGR.
                                     Position Title

                                     11/16/05
                                     Date


This Endorsement applies to loss discovered after 12:01 a.m. on October 1, 2005.


ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: October 21, 2005                     By  /S/ Authorized Signature
                                                 Authorized Representative


ICAP Bond
Form 17-02-0955 (Rev. 1-97)

                                           FEDERAL INSURANCE COMPANY

                                           Endorsement No.:   4

                                           Bond Number:       81948005


NAME OF ASSURED: FEDERATED INVESTORS, INC.


                        AMENDED ACQUISITION ENDORSEMENT

It is agreed that this Bond is amended as follows:

1. By adding to General Agreements, Section C., Additional Offices Or Employees-Consolidation, Merger Or Purchase Or Acquisition Of Assets Or Liabilities-Notice To Company, the following:

      If the ASSURED, other than an INVESTMENT COMPANY, while this Bond is in force, newly creates any investment company registered under the Investment Company Act of 1940, the ASSURED shall not have the coverage afforded under this Bond for such newly created investment company unless the ASSURED: (a) gives the COMPANY written notice of such creation not more than thirty (30) days after the INTERIM REPORTING PERIOD during which such investment company is created; (b) provides any other information as required by the COMPANY; and (c) pays the COMPANY any additional premium required.

2. INTERIM REPORTING PERIOD means the period from 10/1/2005 to 1/1/2006, and each 90 day period thereafter until the expiration of the BOND PERIOD.

3. This endorsement shall not modify or change the applicable LIMITS OF LIABILITY stated in ITEM 2. of the DECLARATIONS of this Bond irrespective of the total number of newly created investment companies registered under the Investment Company Act of 1940 and reported to the COMPANY in accordance with the terms and conditions of this endorsement.

This Endorsement applies to loss discovered after 12:01 a.m. on October 1, 2005.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.


Date: October 21, 2005                     By   /S/ Authorized Signature
                                           Authorized Representative

ICAP Bond
Form DFIFEDINVEST (Ed. 4-05)

                                           FEDERAL INSURANCE COMPANY

                                           Endorsement No.:   5

                                           Bond Number:       81948005


NAME OF ASSURED: FEDERATED INVESTORS, INC.


                        NON-REGISTERED FUNDS ENDORSEMENT

It is agreed that this Bond is amended as follows by deleting in its entirety from Section 1., Definitions, the definition of INVESTMENT COMPANY and substituting the following:

g. INVESTMENT COMPANY means any investment company listed under the NAME OF ASSURED on the DECLARATIONS.




This Endorsement applies to loss discovered after 12:01 a.m. on October 1, 2005.





ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.




Date: October 21, 2005                     By   /S/ Authorized Signature
                                                 Authorized Representative



ICAP Bond
Form 17-02-5650 (Ed. 11-03)

Effective date ofthis endorsement:  October 1, 2005FEDERAL INSURANCE COMPANY

                                           Endorsement No.:   6

                                           To be attached to and form a part of
                                           Number:     81948005


Issued to:  FEDERATED INVESTORS, INC.


              COMPLIANCE WITH APPLICABLE TRADE SANCTION LAWS RIDER

It is agreed that this insurance does not apply to the extent that trade or economic sanctions or other laws or regulations prohibit the coverage provided by this insurance.




ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.




Date: October 21, 2005                     By  /S/ Authorized Signature
                                                 Authorized Representative



Form 14-02-9228 (Ed. 4/2004)

                                           FEDERAL INSURANCE COMPANY

                                           Endorsement No.:   7

                                           Bond Number:       81948005


NAME OF ASSURED:  FEDERATED INVESTORS, INC.



                             DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 2 in its entirety.



This Endorsement applies to loss discovered after 12:01 a.m. on October 24, 2005.



ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.




Date: March 7, 2006                        By  /S/ Authorized Signature
                                                 Authorized Representative




ICAP Bond
                                                     Form 17-02-5647 (Ed. 11-03)

                      Chubb & Son, div. of Federal Insurance Company as manager
                of the member insurers of the Chubb Group of Insurance Companies

                                  POLICYHOLDER
                              DISCLOSURE NOTICE OF
                          TERRORISM INSURANCE COVERAGE
             (FOR POLICIES WITH NO TERRORISM EXCLUSION OR SUBLIMIT)
You are hereby notified that, under the Terrorism Risk Insurance Act of 2002 (the "Act") effective November 26, 2002, this policy makes available to you insurance for losses arising out of certain acts of international terrorism. Terrorism is defined as any act certified by the Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General of the United States, to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States Mission; and to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

You should know that the insurance provided by your policy for losses caused by acts of terrorism is partially reimbursed by the United States under the formula set forth in the Act. Under this formula, the United States pays 90% of covered terrorism losses that exceed the statutorily established deductible to be paid by the insurance company providing the coverage. The portion of your policy's annual premium that is attributable to insurance for such acts of terrorism is:
$ -0-.

If you have any questions about this notice, please contact your agent or broker.


Form 10-02-1281 (Ed. 1/2003)

                                           FEDERAL INSURANCE COMPANY
                                           Endorsement No.:   8
                                           Bond Number:       81948005


NAME OF ASSURED:  FEDERATED INVESTORS, INC.


                          NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund
Federated Intermediate Govt. Fund (formerly Federated Limited Duration Govt. Fund, Inc.)
Federated American Leaders Fund, Inc.
Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund



ICAP Bond
Form 17-02-0949 (Rev. 1-97)





Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust

Federated Government Income Securities, Inc.

Federated High Income Bond Fund, Inc.

Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II




ICAP Bond
Form 17-02-0949 (Rev. 1-97)

Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Total Return Bond Fund II
Federated Capital Income Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund

Federated Municipal High Yield Advantage Fund, Inc.
Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund

Federated Premier Municipal Income Fund

Federated Short-Term Municipal Trust

Federated Stock and Bond Fund, Inc.

Federated Stock Trust

Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund

ICAP Bond
Form 17-02-0949 (Rev. 1-97)
Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund
Federated U.S. Government Securities Fund:  1-3 Years
Federated U.S. Government Securities Fund: 2-5 Years
Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated European Equity Fund
Federated Global Equity Fund
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund
Federated Global Value Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust
Maryland Municipal Cash Trust
Massachusetts Municipal Cash Trust

ICAP Bond
Form 17-02-0949 (Rev. 1-97)
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Money Market Trust
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for Government Cash Reserves
Trust for Short-Term U.S. Government Securities
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust




This Endorsement applies to loss discovered after 12:01 a.m. on October 24, 2005.



ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.



Date: March 7, 2006                        By   /S/ Authorized Signature
                                                 Authorized Representative



ICAP Bond
Form 17-02-0949 (Rev. 1-97)

                                           FEDERAL INSURANCE COMPANY
                                           Endorsement No.:   9
                                           Bond Number:       81948005


NAME OF ASSURED:  FEDERATED INVESTORS, INC.




                             DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 8 in its entirety.



This Endorsement applies to loss discovered after 12:01 a.m. on December 9, 2005.



ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.




Date: March 7, 2006                        By  /S/ Authorized Signature
                                                 Authorized Representative





ICAP Bond
Form17-02-5647(Ed.11-03)

                                           FEDERAL INSURANCE COMPANY
                                           Endorsement No.:   10
                                           Bond Number:       81948005


NAME OF ASSURED:  FEDERATED INVESTORS, INC.


                          NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund

ICAP Bond
Form 17-02-0949 (Rev. 1-97)



Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust
Federated Government Income Securities, Inc.
Federated High Income Bond Fund, Inc.
Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II


ICAP Bond
Form 17-02-0949 (Rev. 1-97)





Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Total Return Bond Fund II
Federated Capital Income Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund

Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund

Federated Premier Municipal Income Fund

Federated Short-Term Municipal Trust

Federated Stock and Bond Fund, Inc.

Federated Stock Trust

Federated Strategic Investment Series Fund, LP.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund

ICAP Bond
Form 17-02-0949 (Rev. 1-97)
Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund

Federated U.S. Government Securities Fund: 1-3 Years

Federated U.S. Government Securities Fund: 2-5 Years

Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated European Equity Fund
Federated Global Equity Fund
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund
Federated Global Value Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust
Maryland Municipal Cash Trust
ICAP Bond
Form 17-02-0949 (Rev. 1-97)
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Money Market Trust
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for Short-Term U.S. Government Securities
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust




This Endorsement applies to loss discovered after 12:01 a.m. on December 9, 2005.



ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.




Date: March 7, 2006                        By  /S/ Authorized Signature
                                                 Authorized Representative




ICAP Bond
Form 17-02-0949 (Rev. 1-97)

                                           FEDERAL INSURANCE COMPANY
                                           Endorsement No.:   11
                                           Bond Number:       81948005


NAME OF ASSURED:  FEDERATED INVESTORS, INC.


                             DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 10 in its entirety.





This Endorsement applies to loss discovered after 12:01 a.m. on December 20, 2005.



ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.




Date: March 7, 2006                        By  /S/ Authorized Signature
                                                 Authorized Representative




ICAP Bond
Form 17-02-5647 (Ed. 11-03)

                                           FEDERAL INSURANCE COMPANY
                                           Endorsement No.:   12
                                           Bond Number:       81948005


NAME OF ASSURED:  FEDERATED INVESTORS, INC.



                          NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund



ICAP Bond
Form 17-02-0949 (Rev. 1-97)



Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust
Federated Government Income Securities, Inc.
Federated High Income Bond Fund, Inc.
Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II



ICAP Bond
Form 17-02-0949 (Rev. 1-97)


Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Total Return Bond Fund II
Federated Capital Income Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund
Federated Balanced Allocation Fund

Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund

Federated Premier Municipal Income Fund

Federated Short-Term Municipal Trust

Federated Stock and Bond Fund, Inc.

Federated Stock Trust

Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund
ICAP Bond
Form 17-02-0949 (Rev. 1-97)

Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund

Federated U.S. Government Securities Fund:  1-3 Years
Federated U.S. Government Securities Fund:  2-5 Years

Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated European Equity Fund
Federated Global Equity Fund
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund
Federated Global Value Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust
Maryland Municipal Cash Trust
Massachusetts Municipal Cash Trust
ICAP Bond
Form 17-02-0949 (Rev. 1-97)

Massachusetts Municipal Cash Trust
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Money Market Trust
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for Short-Term U.S. Government Securities
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust


This Endorsement applies to loss discovered after 12:01 a.m. on December 20, 2005.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.


Date: March 7, 2006                        By  /S/ Authorized Signature
                                                 Authorized Representative


ICAP Bond
Form 17-02-0949 (Rev. 1-97)

                                           FEDERAL INSURANCE COMPANY
                                           Endorsement No.:   13
                                           Bond Number:       81948005


NAME OF ASSURED:  FEDERATED INVESTORS, INC.


                             DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 12 in its entirety.





This Endorsement applies to loss discovered after 12:01 a.m. on March 1, 2006.



ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.




Date: May 8, 2006                          By  /S/ Authorized Signature
                                                 Authorized Representative




ICAP Bond
Form 17-02-5647 (Ed. 11-03)

                                           FEDERAL INSURANCE COMPANY
                                           Endorsement No.:   14
                                           Bond Number:       81948005


NAME OF ASSURED:  FEDERATED INVESTORS, INC.



                          NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund



ICAP Bond
Form 17-02-0949 (Rev. 1-97)



Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust
Federated Government Income Securities, Inc.
Federated High Income Bond Fund, Inc.
Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II



ICAP Bond
Form 17-02-0949 (Rev. 1-97)


Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Total Return Bond Fund II
Federated Capital Income Fund II
Federated Market Opportunity Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund
Federated Balanced Allocation Fund

Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund
Federated Premier Municipal Income Fund

Federated Short-Term Municipal Trust

Federated Stock and Bond Fund, Inc.

Federated Stock Trust

Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund
ICAP Bond
Form 17-02-0949 (Rev. 1-97)

Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund

Federated U.S. Government Securities Fund:  1-3 Years
Federated U.S. Government Securities Fund:  2-5 Years

Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated European Equity Fund
Federated Global Equity Fund
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund
Federated Global Value Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust

ICAP Bond
Form 17-02-0949 (Rev. 1-97)

Maryland Municipal Cash Trust
Massachusetts Municipal Cash Trust
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Money Market Trust
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for Short-Term U.S. Government Securities
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust


This Endorsement applies to loss discovered after 12:01 a.m. on March 1, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.


Date: May 8, 2006                          By  /S/ Authorized Signature
                                                 Authorized Representative


ICAP Bond
Form 17-02-0949 (Rev. 1-97)

                                           FEDERAL INSURANCE COMPANY
                                           Endorsement No.:   15
                                           Bond Number:       81948005


NAME OF ASSURED:  FEDERATED INVESTORS, INC.


                             DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 14 in its entirety.





This Endorsement applies to loss discovered after 12:01 a.m. on March 7, 2006.



ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.




Date: May 8, 2006                          By  /S/ Authorized Signature
                                                 Authorized Representative




ICAP Bond
Form 17-02-5647 (Ed. 11-03)

                                           FEDERAL INSURANCE COMPANY
                                           Endorsement No.:   16
                                           Bond Number:       81948005


NAME OF ASSURED:  FEDERATED INVESTORS, INC.



                          NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund



ICAP Bond
Form 17-02-0949 (Rev. 1-97)



Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust
Federated Government Income Securities, Inc.
Federated High Income Bond Fund, Inc.
Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II



ICAP Bond
Form 17-02-0949 (Rev. 1-97)


Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Total Return Bond Fund II
Federated Capital Income Fund II
Federated Market Opportunity Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund
Federated Balanced Allocation Fund
Federated Target ETF Fund 2015
Federated Target ETF Fund 2025
Federated Target ETF Fund 2035

Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund
Federated Premier Municipal Income Fund

Federated Short-Term Municipal Trust

Federated Stock and Bond Fund, Inc.

Federated Stock Trust

ICAP Bond
Form 17-02-0949 (Rev. 1-97)

Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund

Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund
Federated U.S. Government Securities Fund:  1-3 Years
Federated U.S. Government Securities Fund:  2-5 Years
Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated European Equity Fund
Federated Global Equity Fund
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund
Federated Global Value Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund

ICAP Bond
Form 17-02-0949 (Rev. 1-97)
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust
Maryland Municipal Cash Trust
Massachusetts Municipal Cash Trust
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Money Market Trust
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for Short-Term U.S. Government Securities
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust


This Endorsement applies to loss discovered after 12:01 a.m. on March 7, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.


Date: May 8, 2006                          By  /S/ Authorized Signature
                                                 Authorized Representative


ICAP Bond
Form 17-02-0949 (Rev. 1-97)

                                           FEDERAL INSURANCE COMPANY
                                           Endorsement No.:   17
                                           Bond Number:       81948005


NAME OF ASSURED:  FEDERATED INVESTORS, INC.


                             DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 16 in its entirety.





This Endorsement applies to loss discovered after 12:01 a.m. on March 31, 2006.



ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.




Date: May 8, 2006                          By  /S/ Authorized Signature
                                                 Authorized Representative




ICAP Bond
Form 17-02-5647 (Ed. 11-03)

                                           FEDERAL INSURANCE COMPANY
                                           Endorsement No.:   18
                                           Bond Number:       81948005


NAME OF ASSURED:  FEDERATED INVESTORS, INC.



                          NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund



ICAP Bond
Form 17-02-0949 (Rev. 1-97)



Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust
Federated Government Income Securities, Inc.
Federated High Income Bond Fund, Inc.
Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II



ICAP Bond
Form 17-02-0949 (Rev. 1-97)


Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Total Return Bond Fund II
Federated Capital Income Fund II
Federated Market Opportunity Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund
Federated Balanced Allocation Fund
Federated Target ETF Fund 2015
Federated Target ETF Fund 2025
Federated Target ETF Fund 2035

Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund
Federated Premier Municipal Income Fund
Federated Short-Term Municipal Trust
Federated Stock and Bond Fund, Inc.
Federated Stock Trust

ICAP Bond
Form 17-02-0949 (Rev. 1-97)



Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund

Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund

Federated U.S. Government Securities Fund:  1-3 Years
Federated U.S. Government Securities Fund:  2-5 Years

Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust

ICAP Bond
Form 17-02-0949 (Rev. 1-97)

Maryland Municipal Cash Trust
Massachusetts Municipal Cash Trust
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Money Market Trust
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for Short-Term U.S. Government Securities
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust


This Endorsement applies to loss discovered after 12:01 a.m. on March 31, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.


Date: May 8, 2006                          By  /S/ Authorized Signature
                                                 Authorized Representative


ICAP Bond
Form 17-02-0949 (Rev. 1-97)

                                           FEDERAL INSURANCE COMPANY
                                           Endorsement No.:   19
                                           Bond Number:       81948005


NAME OF ASSURED:  FEDERATED INVESTORS, INC.


                             DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement Number(s) 18 in its entirety.





This Endorsement applies to loss discovered after 12:01 a.m. on June 12, 2006.



ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.




Date: August 15, 2006                      By  /S/ Authorized Signature
                                                 Authorized Representative




ICAP Bond
Form 17-02-5647 (Ed. 11-03)

                                           FEDERAL INSURANCE COMPANY
                                           Endorsement No.:   20
                                           Bond Number:       81948005


NAME OF ASSURED:  FEDERATED INVESTORS, INC.



                          NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund



ICAP Bond
Form 17-02-0949 (Rev. 1-97)



Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust
Federated Government Income Securities, Inc.
Federated High Income Bond Fund, Inc.
Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II



ICAP Bond
Form 17-02-0949 (Rev. 1-97)


Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Capital Income Fund II
Federated Market Opportunity Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund
Federated Balanced Allocation Fund
Federated Target ETF Fund 2015
Federated Target ETF Fund 2025
Federated Target ETF Fund 2035

Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund
Federated Premier Municipal Income Fund
Federated Short-Term Municipal Trust
Federated Stock and Bond Fund, Inc.
Federated Stock Trust

ICAP Bond
Form 17-02-0949 (Rev. 1-97)




Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund

Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund
Federated U.S. Government Securities Fund:  1-3 Years
Federated U.S. Government Securities Fund:  2-5 Years
Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust
Maryland Municipal Cash Trust

ICAP Bond
Form 17-02-0949 (Rev. 1-97)

Massachusetts Municipal Cash Trust
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust

Federated Managed Pool Series
Federated Corporate Bond Strategy Portfolio


This Endorsement applies to loss discovered after 12:01 a.m. on June 12, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.


Date: August 15, 2006                      By  /S/ Authorized Signature
                                                 Authorized Representative


ICAP Bond
Form 17-02-0949 (Rev. 1-97)











AIG         AMERICAN INTERNATIONAL COMPANIES(REGISTERED)
            NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.
                            A Capital Stock Company
                                175 Water Street
                           New York, New York  10038

                                FOLLOW FORM BOND


                                  DECLARATIONS

BOND NUMBER:494-10-00

ITEM 1.     NAMED INSURED:           FEDERATED INVESTORS INC

            ADDRESS:                 1001 LIBERTY AVENUE, SUITE 2100
                                     PITTSBURGH, PA  15222-3727

ITEM 2.     BOND PERIOD:  FROM       October 1, 2005 TO October 1, 2006 AT
            12:01 A.M. Standard Time at the Address of the Named Insured shown above

ITEM 3.     LIMIT OF LIABILITY:      $10,000,000 EXCESS OF:   $15,000,000
            IN THE AGGREGATE OF:  none

ITEM 4. SCHEDULE OF UNDERLYING EXCESS POLICIES (HEREIN COLLECTIVELY THE "UNDERLYING PROGRAM"):


PRIMARY POLICY ("HEREIN "PRIMARY POLICY)
POLICY NO.    SINGLE LOSS LIMIT   AGGREGATE LIMIT  DEDUCTIBLE      POLICY PERIOD
81948005      $15,000,000         none             $250,000        10/01/2005 to
Chubb Group of                                                      10/01/2005
Insurance Companies

UNDERLYING EXCESS POLICY(IES)
POLICY NO.    SINGLE LOSS LIMIT   AGGREGATE LIMIT   ATTACHMENT     POLICY PERIOD
N/A


ITEM 5.     RIDERS ATTACHED:
            #1, #2, #3, #4, #5, #6 & #7




                                                 BY:   /S/ Authorized Signature
AUTHORIZED REPRESENTATIVE



63675 (03/03)

                       POLICYHOLDER DISCLOSURE STATEMENT
                                     UNDER
                      TERRORISM RISK INSURANCE ACT OF 2002

      You are hereby notified that under the federal Terrorism Risk Insurance Act of 2002 (the "Act") effective November 26, 2002, you now have a right to purchase insurance coverage for losses arising out of an Act of Terrorism, which is defined in the Act as an act certified by the Secretary of the Treasury (i) to be an act of terrorism, (ii) to be a violent act or an act that is dangerous to (A) human life; (B) property or (C) infrastructure, (iii) to have resulted in damage within the United States, or outside of the United States in case of an air carrier or vessel or the premises of a U.S. mission and (iv) to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion. You should read the Act for a complete description of its coverage. The Secretary's decision to certify or not to certify an even as an Act of Terrorism and thus covered by this law is final and not subject to review. There is a $100 billion dollar annual cap on all losses resulting from Acts of Terrorism above which no coverage will be provided under this policy and under the Act unless Congress makes some other determination.

      For your information, coverage provided by this policy for losses caused by an Act of Terrorism may be partially reimbursed by the United States under a formula established by the Act. Under this formula the United States pays 90% of terrorism losses covered by this law exceeding a statutorily established deductible that must be met by the insurer, and which deductible is based on a percentage of the insurer's direct earned premiums for the year preceding the Acts of Terrorism.

                  COPY OF DISCLOSURE SENT WITH ORIGINAL QUOTE

Insured Name:  FEDERATED INVESTORS INC


Policy Number:  494-10-00
Policy Period Effective Date From:  OCTOBER 1, 2005     To:  OCTOBER 1, 2006












81285 (1/03)

                     NATIONAL UNION FIRE INSURANCE COMPANY
                               OF PITTSBURGH, PA

                            A Capital Stock Company
                                175 Water Street
                           New York, New York  10038


                                FOLLOW FORM BOND

Various  provisions  in  this  bond  restrict  coverage.   Read the entire  bond
carefully to determine rights, duties and what is and is not covered.

Throughout this bond, the words "you" and "your" refer to the Named Insured as shown in Item 1 of the Declarations. The words "we", "us" and "our" refer to the Company providing this insurance.

In consideration of the payment of the premium and in reliance upon the statements in the Declarations and in the Application, we agree with you to provide coverage as follows:

                               INSURING AGREEMENT

I.    COVERAGE

      A. We will pay on your behalf the Ultimate Net Loss in excess of the Underlying Bond as shown in Item 4 of the Declarations, but only up to an amount not exceeding our Limit of Liability as shown in Item 3 of the Declarations and only after the issuers of the Underlying Bond have paid or have been held liable to pay the full amount of limits of insurance of the Underlying Bond. Except for the terms, definitions, conditions and exclusions of this bond, the coverage provided by this bond shall follow the terms, definitions, conditions and exclusions of the Underlying Bond as shown in Item 4 of the Declarations.

      B. The Limit of Liability shown in Item 3 of the Declarations states the most we will pay regardless of the number of Insureds, claims made or suits brought or persons or organizations making claims or bringing suits.

II.   DEFINITIONS

      A.    Ultimate Net Loss

            The term "Ultimate Net Loss" means the amount payable in settlement of the loss of the Insured after making deductions for all recoveries and for other valid and collectible bonds, excepting however the Underlying Bond shown in Item 4 of the Declarations.





            63675 (03/03)



                                             1

III.  CONDITIONS

      A.    Maintenance of Limit of Liability of Underlying Bond

            The limit of liability of the Underlying Bond shall be maintained in full force and effect during the period of this bond. Under no circumstances, including but not limited to bankruptcy, insolvency or inability to pay at the issue of the Underlying Bond, will we drop down and replace the Underlying Bond or assume any obligation of the Underlying Bond.

            If you fail to comply with this requirement, we will only be liable to the same extent that we would have been had you fully complied with this requirement.

      B.    Cancellation

            1.    You may cancel this bond.   You  must  mail or deliver advance
                  written notice to us stating when the cancellation is to take effect.

            2. We may cancel this bond. If we cancel because of non-payment of premium, we must mail or deliver to you not less than ten
                  (10) days advance written notice stating when the cancellation is to take effect. If we cancel for any other reason, we must mail or deliver to you not less than ninety (90) days advance written notice stating when the cancellation is to take effect. Mailing that notice to you at your mailing address shown in Item 1 of the Declarations will be sufficient to prove notice.

            3. The bond period will end on the day and hour stated in the cancellation notice.

            4. If we cancel, earned premium will be calculated pro rata based on the time this bond was in force.

            5. If you cancel, earned premium will be calculated based on short rate tables.

            6. The first Named Insured in Item 1 of the Declarations shall act on behalf of all other Insureds with respect to the giving and receiving of notice of cancellation and the receipt of any refund that may become payable under this bond.

            7. Any of these provisions that conflict with a law that controls the cancellation of the insurance in this bond is changed by this statement to comply with that law.



                                          2









      63675 (03/03)











      C.    Cancellation of Underlying Bond

            This bond is canceled upon cancellation of the Underlying Bond. You must promptly notify us of the cancellation of the Underlying Bond. Such notice must be made when you send a notice of cancellation of the Underlying Bond to, or when you receive such notice from, the issuer of the Underlying Bond.

      D.    Changes to Underlying Bond

            You must promptly notify us of any changes to the Underlying Bond which are made after its inception date. Any changes made to the Underlying Bond after its inception shall not affect the terms and conditions of this bond, which shall continue to apply as though no change had been made to the Underlying Bond.

      E.    Notice of Claim or Loss

            You must notify us in writing as soon as practicable when you become aware of any claim or loss under the Underlying Bond or any bond which may give rise to any claim or loss under this bond.

      F.    Payment of Premium

            The first Named Insured shown in Item 1 of the Declarations shall be responsible for payment of all premiums when due.


      IN WITNESS WHEREOF, we have caused this bond to be executed and attested, but this bond shall not be valid unless countersigned by one of our duly authorized representatives, where required by law.




/S/ Authorized Signature                         /S/ Authorized Signature

SECRETARY                                        PRESIDENT









                                     3



63675 (03/03)

                                   RIDER # 1

This endorsement, effective  12:01 am  October 1, 2005   forms a part of
Policy number 494-10-00
issued to FEDERATED INVESTORS INC

By    National Union Fire Insurance Company of Pittsburgh, Pa.

                      PENNSYLVANIA CANCELLATION/NONRENEWAL
                             AMENDATORY ENDORSEMENT

Wherever used in this endorsement: 1) "we", "us", "our", and "Insurer" mean the insurance company which issued this policy; and 2) "you", "your", "named Insured", "First Named Insured", and "Insured" mean the Named Corporation, Named Organization, Named Sponsor, Named Insured, or Insured stated in the Declarations page; and 3) "Other Insured(s)" means all other persons or entities afforded coverage under the policy.

Cancellation/Nonrenewal

The cancellation provision of this policy is amended as follows:

Cancelling a policy midterm is prohibited except if:

      1)    A condition material to insurability has changed substantially;

      2) Loss of reinsurance or a substantial decrease in reinsurance has occurred;

      3)    Material misrepresentation by the Insured;

      4)    Policy was obtained through fraud;

      5)    The Insured has failed to pay a premium when due;

      6)    The Insured has requested cancellation;

      7)    Material failure to comply with terms;

      8)    Other reasons that the commissioner may approve.

Notice Requirements for Midterm Cancellation and Nonrenewal

Notice shall be mailed by registered or first class mail by the Insurer directly to the named Insured. Written notice will be forwarded directly to the named Insured at least sixty (60) days in advance of the termination date unless one or more of the following exists:

     1) The Insured has made a material misrepresentation which affects the insurability of the risk, in which case the prescribed written notice of cancellation shall be forwarded directly to the named Insured at least fifteen (15) days in advance of the effective date of termination.

     2) The Inured has failed to pay a premium when due, whether the premium is payable directly to the Insurer or its agents or indirectly under a premium finance plan or extension of credit, in which case the prescribed written notice of cancellation shall be forwarded directly to the Named Insured at least fifteen (15) days in advance of the effective date of termination.

                                      RIDER 001

                                          1

     52165 (11/96)

     3) The policy was cancelled by the named Insured, in which case written notice of cancellation shall not be required and coverage shall be terminated on the date requested by the Insured. Nothing in these three sections shall restrict the Insurer's right to rescind an insurance policy ab initio upon discovery that the policy was obtained through fraudulent statements, omissions or concealment of fact material to the acceptance of the risk or to the hazard assumed by the Insurer.

The notice shall be clearly labeled "Notice of Cancellation" or "Notice of Nonrenewal". A midterm cancellation or nonrenewal notice shall state the specific reasons for the cancellation or nonrenewal. The reasons shall identify the condition or loss experience which caused the midterm cancellation or nonrenewal. The notice shall provide sufficient information or data for the Insured to correct the deficiency.

A midterm cancellation or nonrenewal notice shall state that, at the Insured's request, the Insurer shall provide loss information to the Insured for at least three years or the period of time during which the Insurer has provided coverage to the Insured, whichever is less. Loss information on the Insured shall consist of the following:

      1) Information on closed claims, including date and description or occurrence, and any amount of payments, if any;

      2) Information on open claims, including date and description or occurrence, amount of payment, if any, and amount or reserves, if any;

      3) Information on notices of occurrence, including date and description of occurrence and amount of reserves, if any.

The Insured's written request for loss information must be made within ten (10) days of the Insured's receipt of the midterm cancellation or nonrenewal notice. The Insurer shall have thirty (30) days from the date of receipt of the Insured's written request to provide the requested information.

Notice of Increase in Premium

The Insurer shall provide not less than sixty (60) days notice of intent to increase the Insured's renewal premium with thirty (30) days notice of an estimate of the renewal premium. The notice of renewal premium increase will be mail or delivered to the Insured's last known address. If notice is mailed, it will be by registered or first class mail.

Return of Unearned Premium

Cancellation Initiated by Insurer - Unearned premium must be returned to the Insured not later than ten (10) business days after the effective date of termination.

Cancellation Initiated by Insured - Unearned premium must be returned to the Insured not later than thirty (30) days after effective date of termination.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS SHALL REMAIN UNCHANGED.

                            /S/ Authorized Signature

                           AUTHORIZED REPRESENTATIVE

                                     RIDER 001

                                     2
52165 (11/96)

                                   RIDER # 2

This rider, effective    12:01 am    October 1, 2005   forms a part of
bond number 494-10-00
issued to FEDERATED INVESTORS INC

By    National Union Fire Insurance Company of Pittsburgh, Pa.

                   RELIANCE UPON OTHER CARRIER'S APPLICATION

In granting coverage under this policy, it is agreed that the INSURER has relied upon the statements and representations contained in the below referenced application (including materials submitted thereto and, if such application is a renewal application, all such previous policy applications, and their attachments and materials, for which this policy is a renewal or succeeds in time) as being accurate and complete. It is further understood and agreed that the ORGANIZATION and the INSUREDS warrant and represent to the INSURER that the statements and representations made in such application were accurate on the date such representations and statements were so given and that in connection therewith the INSUREDS hereby reaffirm each and every statement made in our application to Chubb Group of Insurance Companies as accurate as of October 1, 2005 as if it was made to the INSURER on such date. All such statements and representations shall be deemed to be material to the risk assumed by the INSURER, are the basis of this policy and are to be considered as incorporated into this policy.

      TYPE OF POLICY APPLICATION
      Investment Company Asset protection Bond

      CARRIER
      Chubb Group of Insurance Companies

      DATE SIGNED
      June 28, 2005


ALL OTHER TERMS, CONDITIONS AND LIMITATIONS REMAIN UNCHANGED.









                                           /S/ Authorized Signature
                                           AUTHORIZED REPRESENTATIVE







                                           RIDER 2































                                   RIDER 001

                                   RIDER # 3

This rider, effective    12:01 am    October 1, 2005   forms a part of
bond number 494-10-00
issued to FEDERATED INVESTORS INC

By    National Union Fire Insurance Company of Pittsburgh, Pa.

                                DROP DOWN RIDER


It is agreed that:

1. It is a condition of the attached bond that the underlying bond(s) shall be maintained in full effect in the amount of $15,000,000 during the period of the attached bond except for any reduction in the Aggregate Limit(s) of Liability contained therein solely by payment of claims.

2. If, by reason of the payment of any claim or claims, by Underwriters during the period of the attached bond which reduces the Aggregate Limit(s) of Liability of the underlying bond, the attached bond shall apply excess of the reduced Aggregate Limit(s) of Liability of the underlying bond. In the event of the exhaustion of the underlying limit(s), the attached bond shall continue in force as primary insurance, and the Deductible set forth in the Schedule of the primary bond shall apply to the attached bond.

3. However, in the event of any reinstatement of the underlying Aggregate Limit(s) of Liability, the attached bond shall apply as excess of the reinstated underlying Aggregate Limit(s) of Liability.

4. Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, limitations, conditions or agreements of the attached bond other than as above stated.









                                           /S/ Authorized Signature
                                           AUTHORIZED REPRESENTATIVE









                                           RIDER 3







































                                   RIDER 001

                                   RIDER # 4

This endorsement, effective 12:01 am  October 1, 2005   forms a part of
bond number 494-10-00
issued to FEDERATED INVESTORS INC

By    National Union Fire Insurance Company of Pittsburgh, Pa.

        THIS ENDORSEMENT CHANGES THE POLICY.  PLEASE READ IT CAREFULLY.

                        TERRORISM EXCLUSION ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that this insurance does not apply to any loss, injury, damage, claim or suit, arising directly or indirectly as a result of a certified "act of terrorism" defined by Section 102. Definitions., of the Terrorism Risk Insurance Act of 2002 and any revisions or amendments.

Wherever used in this endorsement: 1) "INSURER" means the insurance company which issued this policy; and 2) "INSURED" means the Named Employer, Named Corporation, Named Sponsor, Named Organization, Named Entity, Named Insured or Insured stated in Item 1. of the Declarations.

For purposes of this endorsements and in compliance with the Terrorism Risk Insurance Act of 2002, an "act of terrorism" shall mean:

(1)   Act of Terrorism -

      (A) Certification. - The term "act of terrorism" means any act that is certified by the Secretary of the Treasury of the United States of America, in concurrence with the Secretary of State, and the Attorney General of the United States of America -

                  (i)    to be an act of terrorism;
                  (ii)   to be a violent act or an act that is dangerous to -
                         (I)   human life;
                         (II)  property; or
                         (III) infrastructure;
                  (iii) to have resulted in damage within the United States of America, or outside of the United States of America in the case of -
                         (I)   an air carrier or  vessel  described in paragraph
                               (5)(B); [for the convenience of this endorsement, paragraph (5)(B) reads: occurs to an air carrier (as defined in Section 40102 of title 49, United States Code) to a United States flag vessel (or a vessel based principally in the United States of America, on which United States income tax is paid and whose insurance coverage is subject to regulation in the Untied States of America), regardless of where the loss occurs, or at the premises of any United States of America mission]; or
                         (II) the premises of a United States of America mission; and
                  (iv) to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States of America or to influence the policy or affect the conduct of the United States Government by coercion.

                                            RIDER 004

                   81316 (2/03)                       Page 1 of 2  NU of 81127

      (B) Limitation. - No act shall be certified by the Secretary as an act of terrorism if -

                  (i) the act is committed as part of the course of a war declared by the Congress, except that this clause shall not apply with respect to any coverage for workers' compensation; or
                  (ii) property and casualty insurance losses resulting from the act, in the aggregate, do not exceed $5,000,000.

      (C) Determinations Final. - Any certification of, or determination not to certify, an act as an act of terrorism under this paragraph shall be final, and shall not be subject to judicial review.

      (D) Nondelegation. - The Secretary may not delegate or designate to any other officer, employee, or person, any determination under this paragraph of whether, during the effective period of the Program, an act of terrorism has occurred.

For the purposes of this endorsement, the Insured: 1) acknowledges that it has received a Policyholder Disclosure Statement Under Terrorism Risk Insurance Act of 2002; 2) has elected not to purchase insurance coverage for losses arising out of an Act of Terrorism; 3) has not paid any premium for such coverage; and
4) has affirmatively authorized the Insurer to attach this exclusion.

ALL OTHER TERMS, CONDITIONS AND LIMITATIONS REMAIN UNCHANGED.









                                           /S/ Authorized Signature
                                               AUTHORIZED REPRESENTATIVE

                                           END 004
                   81316 (2/03)                       Page 2 of 2  NU of 81127

                                   RIDER # 5

This endorsement, effective  12:01 am  October 1, 2005   forms a part of
bond number 494-10-00
issued to FEDERATED INVESTORS INC

By    National Union Fire Insurance Company of Pittsburgh, Pa.

                            TRIA PREMIUM ENDORSEMENT

It is agreed that:

1. The premium for coverage pursuant to the Terrorism Risk Insurance Act of 2002 ("TRIA Coverage") charged for the attached policy for the policy period is Not applicable, TRIA coverage rejected by insured.

2. Any coverage provided for losses caused by an act of terrorism as defined by TRIA (TRIA Losses) may be partially reimbursed by the United States under a formula established by TRIA as follows: 90% of TRIA Losses in excess of the insurer deductible mandated by TRIA, the deductible to be based on a percentage of the insurer's direct earned premiums for the year preceding the act of terrorism.

3. A copy of the TRIA disclosure sent with the original quote is attached hereto.


ALL OTHER TERMS, CONDITIONS AND LIMITATIONS REMAIN UNCHANGED.









                                           /S/ Authorized Signature
                                           AUTHORIZED REPRESENTATIVE









                                           END 005









                          81856 (3/03)      Page 1 of 1







































                                    END 004

                                   RIDER # 6

This rider, effective    12:01 am    October 1, 2005   forms a part of
bond number 494-10-00
issued to FEDERATED INVESTORS INC


By    National Union Fire Insurance Company of Pittsburgh, Pa.

                                OFAC ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that payment of loss under this policy shall only be made in full compliance with all United States of America economic or trade sanction law or regulation, including, but not limited to, sanction laws and regulations administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").



ALL OTHER TERMS, CONDITIONS AND LIMITATIONS REMAIN UNCHANGED.









                                           /S/ Authorized Signature
                                           AUTHORIZED REPRESENTATIVE





                                           RIDER 6







                                    END 004

                                   RIDER # 7

This rider, effective    12:01 am    October 1, 2005   forms a part of
bond number 494-10-00
issued to FEDERATED INVESTORS INC

By    National Union Fire Insurance Company of Pittsburgh, Pa.

                            FORMS INDEX ENDORSEMENT

The contents of the Policy is comprised of the following forms:


FORM NUMBER       EDITION DATE      FORM TITLE
63674             10/95             FOLLOW FORM BOND - DEC PAGE
81285             01/03             TRIA DEC DISCLOSURE FORM
63675             03/03             FOLLOW FORM BOND - GUTS
52165             11/96             PENNSYLVANIA AMENDATORY -
                                    CANCELLATION/NONRENEWAL
MNSCPT                              RELIANCE UPON OTHER CARRIER'S
                                    APPLICATION
MNSCPT                              DROP DOWN RIDER
81316             02/03             TERRORISM EXCLUSION ENDORSEMENT
81856             03/03             TRIA PREMIUM ENDORSEMENT
87435             05/05             OFAC ENDORSEMENT
78859             10/01             FORMS INDEX ENDORSEMENT




















                                           /S/ Authorized Signature
                                           AUTHORIZED REPRESENTATIVE

                                           RIDER 7








                                      - 1 -


CNA                                                             Declarations
                                                         EXCESS INSURANCE POLICY
CUSTOMER NUMBER  87215                                   DATE ISSUED  02/10/2006

POLICY NUMBER 267920149    COVERAGE PROVIDED BY          PRODUCER NUMBER  730023
                           Continental Casualty Company
                           (herein called `Underwriter')

NAME INSURED AND ADDRESS                             PRODUCER NAME AND ADDRESS
Item 1.  Federated Investors, Inc.                   Marsh, Inc.
(herein called `Insured')                            Kyung Kim
1001 Liberty Avenue                                  1166 Avenue of the Americas
Pittsburgh, PA  15222                                New York, NY  10036


Item 2. Policy Period: from 12:01 a.m. on 10/1/2005 to 12:01 a.m. on 10/1/2006 standard time.

Item 3.    Single Loss Limit of Liability:  $8,333,333

Item 4.    Underlying Insurance:

Primary

Underlying Insurer          Policy Number   Single Loss Limit of Liability      Deductible
Federal Insurance Company   8194-80-05      $15,000,000                         $250,000

Excess
Underlying Insurer             Policy Number   Single Loss Limit of Liability
National Union Fire Insurance  004941000       $10,000,000 excess of $15,000,000
Company of Pittsburgh, PA



Item 5.    Notice of claim should be sent to the Underwriter at:
                                                 CNA Global Specialty Lines
                                                 Fidelity Bonding
                                                 40 Wall Street
                                                 New York NY 10005

Item 6. The liability of the Underwriter is subject to the terms of the following riders attached hereto:

           SR-5261b Ed. 10/87 Cosurety Rider
           PRO9499 Ed. 06/04 Trade and Economic Sanctions Endorsement

Item 7. The Insured by acceptance of this policy gives notice to the Underwriter terminating or canceling prior policy(ies) no(s).
           N/A, such termination or cancelation to be effective as of the time this policy becomes effective.

G-131502-A
Ed. 6/98                                         Page 1 of 2

IN WITNESS WHEREOF, the Underwriter has caused this policy to be signed by its Chairman and Secretary, at Chicago, Illinois, but the same shall not be binding upon the Underwriter unless countersigned by a duly authorized representative of the Underwriter.



                                    Countersigned by   /S/  Authorized Signature
                                                     Authorized Representative




  /S/  Authorized Signature                           /S/  Authorized Signature
                   Secretary                               Chairman of the Board










G-131502-A
Ed. 6/98                                         Page 2 of 2

CNA

In consideration of the payment of the premium and in reliance upon all statements made and information provided to the Underwriter by the Insured and subject to the provisions of this policy, the Underwriter and the Insured agree as follows:

                               INSURING AGREEMENT

The Underwriter agrees to indemnify the Insured for loss which exceeds the Underlying Insurance if such loss is properly payable thereunder, or would be, except for exhaustion of the Underlying Insurance, provided that such loss is reported to the Underwriter during the Policy period or within 30 days following expiration or cancelation of this policy.

                               GENERAL AGREEMENTS

           1.  NOTICE OF LOSS TO THE UNDERWRITER OR LEGAL PROCEEDINGS

At the earliest practicable moment after discovery of loss also reported to the Primary Underlying Insurer, the Insured shall give the Underwriter written notice thereof. Within six (6) months after such discovery, the Insured shall furnish the Underwriter proof of loss, duly sworn, with full particulars; and, if requested by the Underwriter, copies of proof loss presented to the Primary Underlying Insurer.

Legal proceedings for the recovery of any loss hereunder shall not be brought prior to the expiration of sixty (60) days after the proof of loss if filed with the Underwriter or after the expiration of twenty-four (24) months from discovery of such loss. If any limitation embodied herein is prohibited by any law controlling the construction thereof, such limitation will be deemed to be amended so as to equal the minimum period of limitation permitted by such law.

                           CONDITIONS AND LIMITATIONS

                            1.  UNDERLYING COVERAGE

This policy is subject to all terms and conditions of the Primary Underlying Insurance (except premium, limit of liability and any other provision set forth in this policy). However, should any provision of this policy conflict with any provision of any Underlying Insurance, then the provisions of this policy shall control. All Underlying Insurance in effect at the inception of this policy shall be maintained in full effect during the Policy Period. If the Underlying Insurance is amended or modified during the Policy Period, the Underwriter shall be given written notice as required by the Primary Underlying Insurance and premium hereunder shall be adjusted as appropriate. Failure to comply with the foregoing shall not void this policy; however, in the event of such failure, the Underwriter shall only be liable to the same extent as if the Underlying Insurance remained in full force and with the terms and conditions agreed to by the Underwriter.

                            2.  DROP DOWN PROVISION

If payment, by the Underlying Insurer(s) for loss reduces or exhausts the Underlying Insurance Aggregate Limit of Liability, the amount of Underlying Insurance shall correspondingly be reduced, but never below the Primary Insurer's Deductible/Retention Amount; and this policy shall respond to the loss in excess of that reduced amount.

Failure of an Underlying Insurer to make payment due to insolvency or for any other reason shall not reduce the Underlying Insurance and this policy shall continue to respond only to loss in excess of that unreduced amount.





Form # G-131499-A                    Page 1 of 2

                        3.  AGGREGATE LIMIT OF LIABILITY

The Underwriter's total liability for all Single Loss shall not cumulatively exceed the Aggregate Limit of Liability set forth in Item 3 of the Declarations. Each payment made under the terms of this policy shall reduce the unpaid portion of the Aggregate Limit of Liability until it is exhausted, except when a loss is settled by indemnity in lieu of payment. Upon exhaustion of the Aggregate Limit of Liability by such payment, the Underwriter shall have no further liability for loss regardless of when discovered and whether or not previously reported to the Underwriter.

The unpaid portion of the Aggregate Limit of Liability shall not be increased or reinstated by any recovery. The unpaid portion of the Aggregate Limit of Liability shall not carry forward to loss discovered after the expiration of the Policy Period.

                       4.  SINGLE LOSS LIMIT OF LIABILITY

The Underwriter's liability for any Single Loss shall not exceed the Single Loss Limit of Liability set forth in Item 3 of the Declarations.

                                5.  CANCELATION

This policy cancels in its entirety upon the earliest occurrence of any of the following:

a. 60 days after the receipt by an Insured of a written notice from the Underwriter of its decision to cancel this policy;
b. immediately upon the receipt by the Underwriter of a written notice from the Insured of its decision to cancel this policy;
c. immediately upon the appointment of a trustee, receiver, or liquidator of any Insured, or the taking over of any Insured by State or Federal officials;
d.   immediately upon the dissolution or takeover of an Insured;
e.   immediately upon the exhaustion of the Aggregate Limit of Liability;
f.   immediately upon the expiration of the Policy Period; or
g. immediately upon the cancelation, termination or non-renewal of the Primary Underlying Insurance.

                                 6.  CONFORMITY

If any limitation embodied in this policy is prohibited by any law controlling the construction hereof, such limitation shall be deemed to be amended as to equal the minimum limitation provided by such law.

                           7.  CHANGE OR MODIFICATION

This policy or any amendment affecting same may not be changed or modified orally. No change in or modification of this policy shall be effective except when made by written endorsement to this policy duly executed by the Underwriter.





  /S/  Authorized Signature             /S/  Authorized Signature
                  Secretary                       Chairman of the Board


Form # G-131499-A                    Page 2 of 2

                                 COSURETY RIDER


It is agreed that:

1. The term "Underwriter" as used in the attached bond shall be construed to mean, unless otherwise specified in this rider, all the Companies executing the attached bond.

2. Each of said Companies shall be liable only for such proportion of any Single Loss under the attached bond as the amount underwritten by such Company as specified in the Schedule forming a part hereof, bears to the Aggregate Limit of Liability of the attached bond, but in no event shall any of said Companies be liable for an amount greater than that underwritten by it.

3. In the absence of a request from any of said Companies to pay premiums directly to it, premiums for the attached bond may be paid to the Controlling Company for the account of all of said Companies.

4. In the absence of a request from any of said Companies that notice of claim and proof of loss be given to or filed directly with it, the giving of such notice to and the filing of such proof with, the Controlling Company shall be deemed in compliance with the conditions of the attached bond for the giving of notice of loss and the filing of proof of loss, if given and filed in accordance with the said conditions.

5. The Controlling Company may give notice in accordance with the terms of the attached bond, terminating or canceling the attached bond as an entirety or as to any Employee, and any notice so given shall terminate or cancel the liability of all of said Companies as an entirety or as to such Employee, as the case may be.

6. Any Company other than the Controlling Company may give notice in accordance with the terms of the attached bond, terminating or canceling the entire liability of such other Company under the attached bond or as to any Employee.

7. In the absence of a request from any of said Companies that notice of termination or cancelation by the Insured of the attached bond in its entirety be given to or filed directly with it, the giving of such notice in accordance with the terms of the attached bond to the Controlling Company shall terminate or cancel the liability of all of said Companies as an entirety. The Insured may terminate or cancel the entire liability of any Company, other than the Controlling Company, under the attached bond by giving notice of such termination or cancelation to such other Company, and shall send copy of such notice to the Controlling Company.

This rider/endorsement, which forms part of and is for attachment to the following described bond/policy issued by the designated Underwriter/Company takes effect on the effective date of said bond/policy, unless another effective date is shown below, at the hour stated in said bond/policy and expires concurrently with said bond/policy.

Must be completed                          Complete only when this
                                           rider/endorsement is not prepared
                                           with the bond/policy or is not to be
                                           effective with the bond/policy

Rider/Endorsement No. 1    Policy No. 267920149

                                           Issued to:Effective   date   of  this
                                           rider/endorsement

CNA

                                           Countersigned by ____________________
                                                   Authorized Representative



SR-5261b
(ED. 10/87)                                Page 1 of 2




8. In the event of the termination or cancelation of the attached bond as an entirety, no Company shall be liable to the Insured for a greater proportion of any return premium due the Insured than the amount underwritten by such Company bears to the Aggregate Limit of Liability of the attached bond.

9. In the event of the termination or cancelation of the attached bond as to any Company, such Company alone shall be liable to the Insured for any return premium due to the Insured on account of such termination or cancelation. The termination or cancelation of the attached bond as to any Company other than the Controlling Company shall not terminate, cancel or otherwise affect the liability of the other Companies under the attached bond.

Underwritten for the sum of $8,333,333 except as follows:
                                           Controlling Company
                                           Continental Casualty Company

                                           By:



Underwritten for the sum of $8,333,333 except as follows:
                                           Zurich Insurance Company

                                           By:



Underwritten for the sum of $8,333,333 except as follows:
                                           Travelers Insurance Company

                                           By:


Accepted:
By:
COSURETY RIDER
FOR USE WITH ALL FORMS OF STANDARD BONDS.
REVISED TO OCTOBER, 1987.


This rider/endorsement, which forms part of and is for attachment to the following described bond/policy issued by the designated Underwriter/Company takes effect on the effective date of said bond/policy, unless another effective date is shown below, at the hour stated in said bond/policy and expires concurrently with said bond/policy.

Must be completed                          Complete only when this
                                           rider/endorsement is not prepared
                                           with the bond/policy or is not to be
                                           effective with the bond/policy

Rider/Endorsement No. 1    Policy No. 267920149

                                           Issued to:Effective   date   of  this
                                           rider/endorsement

CNA

                                           Countersigned by ____________________
                                                   Authorized Representative




SR-5261b
(ED. 10/87)                                Page 2 of 2

CNA

                    TRADE AND ECONOMIC SANCTIONS ENDORSEMENT

In consideration of the premium paid, a new condition is added to the policy as follows:

This policy does not provide coverage for INSUREDS, transaction or that part of loss that is uninsurable under the laws or regulations of the United States concerning trade or economic sanctions.



All other provisions of the Policy remain unchanged.





This endorsement, which forms a part of and is for attachment to the Policy issued by the designated Insurers, takes effect on the effective date of said Policy at the hour stated in said Policy and expires concurrently with said Policy unless another effective date is shown below.

By Authorized Representative

(No signature is required issued with the Policy or if it is effective on the Policy Effective Date)


























PRO9499 (6-04)                                  Policy No:  267920149
Page 1                                          Endorsement No:  2
Continental Casualty Company                    Effective Date:

                                 COSURETY RIDER


It is agreed that:


1. The term "Underwriter" as used in the attached bond shall be construed to mean, unless otherwise specified in this rider, all the Companies executing the attached bond.

2. Each of said Companies shall be liable only for such proportion of any Single Loss under the attached bond as the amount underwritten by such Company as specified in the Schedule forming a part hereof, bears to the Aggregate Limit of Liability of the attached bond, but in no event shall any of said Companies be liable for an amount greater than that underwritten by it.

3. In the absence of a request from any of said Companies to pay premiums directly to it, premiums for the attached bond may be paid to the Controlling Company for the account of all of said Companies.

4. In the absence of a request from any of said Companies that notice of claim and proof of loss be given to or filed directly with it, the giving of such notice to and the filing of such proof with, the Controlling Company shall be deemed in compliance with the conditions of the attached bond for the giving of notice of loss and the filing of proof of loss, if given and filed in accordance with the said conditions.

5. The Controlling Company may give notice in accordance with the terms of the attached bond, terminating or canceling the attached bond as an entirety or as to any Employee, and any notice so given shall terminate or cancel the liability of all of said Companies as an entirety or as to such Employee, as the case may be.

6. Any Company other than the Controlling Company may give notice in accordance with the terms of the attached bond, terminating or canceling the entire liability of such other Company under the attached bond or as to any Employee.

7. In the absence of a request from any of said Companies that notice of termination or cancelation by the Insured of the attached bond in its entirety be given to or filed directly with it, the giving of such notice in accordance with the terms of the attached bond to the Controlling Company shall terminate or cancel the liability of all of said Companies as an entirety. The Insured may terminate or cancel the entire liability of any Company, other than the Controlling Company, under the attached bond by giving notice of such termination or cancelation to such other Company, and shall send copy of such notice to the Controlling Company.

This rider/endorsement, which forms part of and is for attachment to the following described bond/policy issued by the designated Underwriter/Company takes effect on the effective date of said bond/policy, unless another effective date is shown below, at the hour stated in said bond/policy and expires concurrently with said bond/policy.


Must be completed                          Complete only when this
                                           rider/endorsement is not prepared
                                           with the bond/policy or is not to be
                                           effective with the bond/policy

Rider/Endorsement No. 1    Policy No. 267920149

                                           Issued to:Effective   date   of  this
                                           rider/endorsement

CNA

                                           Countersigned by ____________________
                                                   Authorized Representative




SR-5261b
(ED. 10/87)                                Page 1 of 2

8. In the event of the termination or cancelation of the attached bond as an entirety, no Company shall be liable to the Insured for a greater proportion of any return premium due the Insured than the amount underwritten by such Company bears to the Aggregate Limit of Liability of the attached bond.

9. In the event of the termination or cancelation of the attached bond as to any Company, such Company alone shall be liable to the Insured for any return premium due to the Insured on account of such termination or cancelation. The termination or cancelation of the attached bond as to any Company other than the Controlling Company shall not terminate, cancel or otherwise affect the liability of the other Companies under the attached bond.

Underwritten for the sum of $8,333,333 except as follows:
                                           Controlling Company
                                           Continental Casualty Company

                                           By:



Underwritten for the sum of $8,333,333 except as follows:
                                           Zurich Insurance Company

                                           By:



Underwritten for the sum of $8,333,333 except as follows:St. Paul Mercury Insurance Co.
                                           Travelers Insurance Company (name
crossed out)
                                           /S/ Authorized Signature
                                           490PB0898
Accepted:
By:
COSURETY RIDER
FOR USE WITH ALL FORMS OF STANDARD BONDS.
REVISED TO OCTOBER, 1987.


This rider/endorsement, which forms part of and is for attachment to the following described bond/policy issued by the designated Underwriter/Company takes effect on the effective date of said bond/policy, unless another effective date is shown below, at the hour stated in said bond/policy and expires concurrently with said bond/policy.


Must be completed                          Complete only when this
                                           rider/endorsement is not prepared
                                           with the bond/policy or is not to be
                                           effective with the bond/policy

Rider/Endorsement No. 1    Policy No. 267920149

                                           Issued to:Effective   date   of  this
                                           rider/endorsement

CNA

                                           Countersigned by ____________________
                                                   Authorized Representative



SR-5261b
(ED. 10/87)                                Page 2 of 2


8. In the event of the termination or cancelation of the attached bond as an entirety, no Company shall be liable to the Insured for a greater proportion of any return premium due the Insured than the amount underwritten by such Company bears to the Aggregate Limit of Liability of the attached bond.

9. In the event of the termination or cancelation of the attached bond as to any Company, such Company alone shall be liable to the Insured for any return premium due to the Insured on account of such termination or cancelation. The termination or cancelation of the attached bond as to any Company other than the Controlling Company shall not terminate, cancel or otherwise affect the liability of the other Companies under the attached bond.

Underwritten for the sum of $8,333,333 except as follows:
                                           Controlling Company
                                           Continental Casualty Company

                                           By:



Underwritten for the sum of $8,333,333 except as follows:
                                           Zurich Insurance Company

                                           By: /S/ Authorized Signature
                                           FIB0005847-02

Underwritten for the sum of $8,333,333 except as follows:
                                           Travelers Insurance Company

                                           By:


Accepted:
By:
COSURETY RIDER
FOR USE WITH ALL FORMS OF STANDARD BONDS.
REVISED TO OCTOBER, 1987.


This rider/endorsement, which forms part of and is for attachment to the following described bond/policy issued by the designated Underwriter/Company takes effect on the effective date of said bond/policy, unless another effective date is shown below, at the hour stated in said bond/policy and expires concurrently with said bond/policy.


Must be completed                          Complete only when this
                                           rider/endorsement is not prepared
                                           with the bond/policy or is not to be
                                           effective with the bond/policy

Rider/Endorsement No. 1    Policy No. 267920149

                                           Issued to:Effective   date   of  this
                                           rider/endorsement

CNA

                                           Countersigned by ____________________
                                                   Authorized Representative


SR-5261b
(ED. 10/87)                                Page 2 of 2



                           JOINT INSUREDS AGREEMENT



Capital Preservation Fund; Cash Trust Series, Inc.; Cash Trust Series II; Edward

Jones Money Market Fund; Federated American Leaders Fund, Inc.; Federated

Adjustable Rate Securities Fund; Federated Core Trust; Federated Core Trust II,

L.P.: Federated Equity Funds; Federated Equity Income Fund, Inc.; Federated

Fixed Income Securities, Inc.; Federated GNMA Trust; Federated Government Income

Securities, Inc.; Federated High Income Bond Fund, Inc.; Federated High Yield

Trust; Federated Income Securities Trust; Federated Income Trust; Federated

Index Trust; Federated Institutional Trust; Federated Insurance Series;

Federated Intermediate Government Fund, Inc.; Federated International Funds PLC;

Federated International Series, Inc.; Federated Investment Series Fund, Inc.;

Federated Managed Allocation Portfolios; Federated Municipal High Yield

Advantage Fund, Inc.; Federated Municipal Securities Fund, Inc.; Federated

Municipal Securities Income Trust; Federated Premier Intermediate Municipal

Income Fund; Federated Premier Municipal Income Fund; Federated Short-Term

Municipal Trust; Federated Stock and Bond Fund, Inc.; Federated Stock Trust;

Federated Strategic Investment Series Fund, L.P.; Federated Total Return Series,

Inc.; Federated Total Return Government Bond Fund; Federated U.S. Government

Bond Fund; Federated U.S. Government Securities Fund: 1-3 Years; Federated U.S.

Government Securities Fund: 2-5 Years; Federated World Investment Series, Inc.;

Intermediate Municipal Trust; Federated Unit Trust; Money Market Obligations

Trust; (hereinafter referred to as the "Parties") do hereby enter into this

Agreement to be effective August 17, 2005, and agree as follows:





                               W I T N E S E TH :



       WHEREAS, the Parties have procured a joint insured fidelity bond program from Continental Casualty Company, Federal Insurance Company, National Union

Fire Insurance Company of Pittsburgh, PA, The Travelers Casualty & Surety

Company of America and The Fidelity & Deposit Company of MD, which the parties have approved in form and amount (hereinafter referred to as "the Bond");



    WHEREAS, the Parties procured the Bond for the purpose of protecting their respective assets against events of loss, theft or misappropriation by their respective officers and employees; and

    WHEREAS, the Parties hereto desire to enter into an agreement so as to be in compliance with 17 CFR 270.17g-1(f).

    NOW THEREFORE, the Parties hereto, intending to be legally bound hereby, agree as follows:

    1. In the event recovery is received under the Bond as a result of a loss sustained by any registered management investment company that is named in the Bond and one or more of the other Parties to the Bond, the registered investment company shall receive an equitable and proportionate share of the recovery, at least equal to the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage as provided, by 17 CFR 270.17g-1(d)(1).

    2. Registered management investment companies, collective investment funds, and investment companies exempt from registration under the Investment Company Act of 1940, or series thereof, which become effective in the future, and future established series of registered management investment companies, collective investment funds, or investment companies exempt from registration under the Investment Company Act of 1940, which are currently Parties, are hereafter referred to as "Future Funds". Such Future Funds which are advised and/or distributed and/or administered by companies which are subsidiaries or affiliates of Federated Investors, Inc. may undertake action to become parties to the Bond by executing a counterpart signature page to this Agreement.

    3. This Agreement may be amended or modified by a written agreement executed by the Parties.

    4. This Agreement shall be construed and the provisions thereof interpreted in accordance with the laws of Pennsylvania.

    5. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior agreement with respect to the subject hereof, whether oral or written, among any or all of the parties.

















       IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.


                    Cash Trust Series, Inc.
                    Cash Trust Series II
                    Edward Jones Money Market Fund
                    Federated American Leaders Fund, Inc.
                    Federated Adjustable Rate Securities Fund
                    Federated Core Trust
                    Federated Core Trust II, L.P.
                    Federated Equity Funds
                    Federated Equity Income Fund, Inc.
                    Federated Fixed Income Securities, Inc.
                    Federated GNMA Trust
                    Federated Government Income Securities, Inc.
                    Federated High Income Bond Fund, Inc.
                    Federated High Yield Trust
                    Federated Income Securities Trust
                    Federated Income Trust
                    Federated Index Trust
                    Federated Institutional Trust
                    Federated Insurance Series
                    Federated Intermediate Government Fund, Inc.
                    Federated International Series, Inc.
                    Federated Investment Series Funds, Inc.
                    Federated Managed Allocation Portfolios
                    Federated Municipal High Yield Advantage Fund, Inc. Federated Municipal Securities Fund, Inc.
                    Federated Municipal Securities Income Trust
                    Federated Premier Intermediate Municipal Income Fund Federated Premier Municipal Income Fund
                    Federated Short-Term Municipal Trust
                    Federated Stock and Bond Fund, Inc.
                    Federated Stock Trust
                    Federated Total Return Series, Inc.
                    Federated Total Return Government Bond Fund
                    Federated U.S. Government Bond Fund
                    Federated U.S. Government Securities Fund: 1-3 Years Federated U.S. Government Securities Fund: 2-5 Years Federated World Investment Series, Inc.
                    Intermediate Municipal Trust
                    Money Market Obligations Trust


                    /s/ John W. McGonigle
                    John W. McGonigle, Secretary




                    Capital Preservation Fund


                    /s/ Joseph M. Huber
                    Joseph M. Huber, Secretary




                    Federated International Funds PLC
                    Federated Unit Trust


                    /s/ C. Todd Gibson
                    C. Todd Gibson, Secretary




                    Federated Strategic Investment Series Fund, L.P.


                    /s/ Peter J. Germain
                    Peter J. Germain, Secretary

                      FEDERATED JOINT INSURED'S AGREEMENT
                                  AMENDMENT #1
                              DATED JUNE 30, 2006



The entities designated below require that the Joint Insured's Agreement filed with the Securities and Exchange Commission on August 17, 2005 be amended as follows:



ENTITY NAME                                                        EFFECTIVE
DATE

Federated Managed Pool Series                                      6/12/2006




                                 /s/ G. Andrew Bonnewell
                                 G. Andrew Bonnewell, Secretary







                     RESOLUTIONS OF THE BOARD OF DIRECTORS
                         OF THE FEDERATED FUNDS LISTED
                        AS ADOPTED UNANIMOUSLY AT THEIR
                            GENERAL SESSION MEETING
                             NOVEMBER 14 - 17, 2005
           AND RESPECTFULLY SUBMITTED BY JOHN W. MCGONIGLE, SECRETARY


      RESOLVED,  that the Board hereby approves coverage for FINS (IFMOF),
                 FIST (FRRBF) and FMAP (2015, 2025, 2035) under the joint D&O/E&O Insurance Policy, "Side A" Policy and under the joint Fidelity Bond that are currently in place for each of FINS, FIST and FMAP.

      RESOLVED,   that the Board hereby ratifies the fidelity bond
                  coverage in the amount reviewed with the full Board during these meetings.

      FURTHER RESOLVED, that the Board hereby ratifies coverage in the amount of $50,000,000 on behalf of the Federated Funds, their directors and officers, for the combination of insurance coverages reviewed with the full Board during these Meetings;

      FURTHER RESOLVED, that the Board hereby ratifies coverage to insure the Federated Funds' directors and officers in the amount of $50,000,000; and

      FURTHER RESOLVED, that the Board ratifies a fidelity bond in the amount, type, form and coverage reviewed at this meeting, and ratifies the portion of the premium to be paid by each of the Funds as set forth in the materials provided at this meeting.

                      RESOLUTION OF THE BOARD OF DIRECTORS
                             OF THE FEDERATED FUNDS
                        AS ADOPTED UNANIMOUSLY AT THEIR
                            GENERAL SESSION MEETING
                              FEBRUARY 13-16, 2006
           AND RESPECTFULLY SUBMITTED BY JOHN W. MCGONIGLE, SECRETARY

      RESOLVED,  that the Board hereby approves coverage for FIST (FFIOF)
                 under the joint D&O/E&O Insurance Policy, "Side A" Policy and under the joint Fidelity Bond that are currently in place for FIST.

                      RESOLUTION OF THE BOARD OF DIRECTORS
                             OF THE FEDERATED FUNDS
                        AS ADOPTED UNANIMOUSLY AT THEIR
                            GENERAL SESSION MEETING
                                MAY 16-19, 2006
           AND RESPECTFULLY SUBMITTED BY JOHN W. MCGONIGLE, SECRETARY


      RESOLVED,  that the Board hereby approves coverage for MSIT (FMHYAF)
                 under the joint D&O/E&O Insurance Policy, "Side A" Policy and under the joint Fidelity Bond that are currently in place for MSIT.